Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

by and between

PFIZER INC.

and

[***]

DATED AS OF NOVEMBER 21, 2022

i

6.6	Compliance	39
7.	PAYMENT TERMS	39
7.1	Inventory	39
7.2	Royalty Payments	39
7.3	Royalty Deduction	40
7.4	Blended Royalty	42
7.5	[***]
7.6	Other Payments	43
7.7	Late Payments	44
7.8	Currency	44
7.9	Method of Payment	44
7.10	Taxes	44
8.	RECORDS; AUDIT RIGHTS	46
8.1	Relevant Records	46
8.2	Audit Request	47
8.3	Audit Fees and Expenses	47
8.4	Payment of Deficiency	47
9.	INTELLECTUAL PROPERTY RIGHTS	47
9.1	Pre-existing IP	47
9.2	Ownership of Intellectual Property.	48
9.3	Patent Prosecution	48
9.4	Trademarks	52
9.5	[***]
10.	INFRINGEMENT; MISAPPROPRIATION.	54
10.1	Notification	54
10.2	Infringement Action	54
11.	CONFIDENTIALITY [***]	57
11.1	Obligations	57
11.2	Exceptions	58
11.3	Ongoing Obligation for Confidentiality	59
11.4	[***]
12.	REPRESENTATIONS, WARRANTIES AND COVENANTS	60
12.1	Representations, Warranties and Covenants by Each Party	60

12.2	Representations, Warranties and Covenants by Pfizer	61
12.3	Representations, Warranties and Covenants by Licensee	62
12.4	Representations, Warranties and Covenants Related to Anti-Corruption Laws and Healthcare Laws	62
12.5	Representations, Warranties and Covenants Related to Global Trade Control Laws	63
12.6	No Action Required Which Would Violate Law	63
12.7	No Other Warranties	63
12.8	Disclaimer	64
12.9	Other Government Approvals	64
13.	INDEMNIFICATION	64
13.1	Indemnification by Licensee	64
13.2	Indemnification by Pfizer	65
13.3	Indemnification Procedure for Third Party Claims	65
13.4	Indemnification Procedure for Direct Claims	66
14.	LIMITATION OF LIABILITY	66
14.1	Damages Waiver	66
14.2	[***]
14.3	[***]
14.4	Survival	67
14.5	Exclusive Remedy	67
14.6	Insurance Recovery	67
14.7	No Set-Off	68
15.	TERM; TERMINATION	68
15.1	Term	68
15.2	Termination for Cause	68
15.3	[***]
15.4	[***]
15.5	Effects of Termination	69
15.6	Survival	78
15.7	365(n) Rights	79
16.	PUBLICITY; PUBLICATIONS	79
16.1	Use of Names	79
16.2	Press Releases	79
16.3	Publications	80

17.	INSURANCE	80
17.1	Licensee Insurance Requirements	80
17.2	Licensee Policy Notification	80
17.3	Pfizer Insurance Requirements	81
17.4	Pfizer Policy Notification	81
18.	GENERAL PROVISIONS	81
18.1	Assignment	81
18.2	Severability	82
18.3	Governing Law; Dispute Resolution	82
18.4	Equitable Relief	84
18.5	Force Majeure	85
18.6	Waivers and Amendments	85
18.7	Relationship of the Parties	85
18.8	Successors and Assigns	85
18.9	Notices	85
18.10	Further Assurances	86
18.11	No Third Party Beneficiary Rights	86
18.12	Entire Agreement; Confidentiality Agreement	86
18.13	Counterparts	86
18.14	Cumulative Remedies	87
18.15	Performance by Affiliates	87
18.16	Waiver of Rule of Construction	87

[***]

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”) is dated as of the 21st day of November, 2022 (the “Effective Date”), by and between Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at [***] (“Pfizer”), [***] a corporation organized and existing under the laws of Delaware with offices at [***] (“Licensee”), and solely with respect to Section 11.4, Roivant Sciences Ltd., a corporation organized and existing under the laws of Bermuda with offices at [***] (“Roivant”). Licensee and Pfizer (and, solely with respect to Section 11.4, Roivant) may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Pfizer Controls the Licensed Technology (hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and Pfizer wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS.

1.1           “AAA” is defined in Section 18.3.3.

1.2          “Accounting Standard” means International Financial Reporting Standards (IFRS) or U.S. Generally Accepted Accounting Principles (GAAP), as generally and consistently applied by the applicable entity in accordance with Applicable Law.

1.3          “Affiliate” means, with respect to a Party, as of the applicable point in time and for so long as the applicable relationship exists, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, the definition of Excluded Affiliate, and Sections 12.4 and 12.5, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of such entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity. Notwithstanding the foregoing, an Excluded Affiliate will not be deemed an Affiliate of Licensee for any purpose under this Agreement.

1.4           “Agreement” is defined in the introduction to this Agreement.

1.5           “Alliance Manager” is defined in Section 5.2.1.

1.6          “Anti-Corruption Laws” means applicable international, national, state and local laws, statutes, rules and regulations regarding corruption and bribery, including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, including the Foreign Corrupt Practices Act (15 U.S.C. §78-dd-1, et seq.), the UK Bribery Act of 2010, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; each as may be amended or supplemented from time to time.

1.7           “Antibody Product” is defined in Section 1.110.

1.8          “Applicable Law” means any applicable United States federal, state or local law, or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301, et seq.), the Public Health Service Act (42 U.S.C. § 201, et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state and foreign statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA, EMA and any other comparable foreign Regulatory Authority and all applicable Anti-Corruption Laws, accounting and recordkeeping laws, and laws relating to interactions with Healthcare Professionals and Government Officials. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto.

1.9           “Bankruptcy Code” is defined in Section 15.7.

1.10        “Biosimilar Competition” means with respect to a Product that is a “reference product” as such term is used in Section 351(i)(4) of the Public Health Service Act or an equivalent under its foreign equivalent (the “Reference Product”) in a particular country in the Territory, [***].

1.11       “Biosimilar Product” means, in a particular country with respect to a Reference Product regulated as a biological medicinal product, any biological medicinal product that: (a) has received all necessary approvals and licensures by the applicable Regulatory Authorities in such country to market and sell such product as a biosimilar or interchangeable product with respect to such Product; (b) is marketed or sold under a Regulatory Approval granted to a Third Party by a Regulatory Authority, provided such Third Party (i) is not a licensee or sublicensee of Product and (ii) does not purchase such product in a chain of distribution that includes Licensee or its Affiliates or Pfizer; and (c) is approved by the applicable Regulatory Authority as (i) a “biosimilar” or “interchangeable biosimilar” with respect to such Product, (ii) a “similar biological medicinal product” with respect to which Product is the “reference medicinal product,” or (iii) if not in the United States or E.U., as the foreign equivalent of a “biosimilar,” “interchangeable,” or “similar biological medicinal product” with respect to Product; in each case ((c)(i)-(iii)), for use in such country pursuant to an abbreviated regulatory approval process governing approval of biosimilars based on the then-current standards for regulatory approval in such country.

1.12         [***]

1.13         [***]

[***]

1.14         [***]

1.15         [***]

1.16         [***]

1.17         [***]

1.18     [***]

1.19         [***]

1.20         [***]

1.21         [***]

1.22        “BLA” means, with respect to a biological product, a Biologics License Application submitted to the FDA in accordance with Section 351 of the Public Health Service Act (42 U.S.C. § 262), the FD&C Act, 21 C.F.R. § 601.2, or any analogous application or submission with any Regulatory Authority outside of the United States for the purpose of obtaining Regulatory Approval to market and sell the product, including, an application with the EMA pursuant to Article 6 of Regulation (EC) No 726/2004 and Article 10(4) of Directive 2001/83/EC for the purpose of obtaining Regulatory Approval to market and sell the product in the E.U.

1.23        “BPCIA” means the Biologics Price Competition and Innovation Act, codified at Pub. L. NO. 111-148, §§ 7001–7003, 124 Stat. 119, 804–23 (2010).

1.24         “Business” is defined in Section 12.2.22.

1.25        “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York or London, United Kingdom are authorized or required by Applicable Law to remain closed.

1.26        “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on the first to occur of March 31, June 30, September 30 and December 31 after the Effective Date, and the last Calendar Quarter of the Term ends on the last day of the Term.

1.27         “Calendar Year” means the period of twelve (12) consecutive calendar months ending on December 31, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term commences on January 1 of the year in which the Term ends and ends on the last day of the Term.

1.28         [***]

1.29         “CDA” means that certain Confidential Disclosure Agreement, by and between Pfizer and Roivant Sciences, Inc., dated [***].

1.30         “CDO” means a contract development organization.

1.31         “Change of Control” means, with respect to a Party, whether effected in a single transaction or a series of related transactions, [***].

1.32       “Clinical Trial” means those studies in human subjects that are required by Applicable Law, or otherwise recommended or required by the Regulatory Authorities or reasonably useful, to obtain or maintain any Regulatory Approval for a Product for one (1) or more indications.

1.33         “Closing” is defined in Section 3.1.

1.34         “CMC” means chemistry, manufacturing and controls.

1.35         “CMO” means a contract manufacturing organization.

1.36         [***]

1.37         “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.38         [***]

1.39         [***]

1.40        “Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize an antibody or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.41    “Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a TL1A Antibody or Product in or for a particular country, [***]

1.42         [***]

1.43        “Confidential Information” means the existence, terms and provisions of this Agreement and all other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates. [***] Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party to the receiving Party; (c) is disclosed to the receiving Party on a non‑confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.

1.44       “Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise, other than any license granted pursuant to this Agreement) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party without breaching the terms of any agreement with a Third Party.

1.45        “Cover” or “Covered” means, with respect to a given TL1A Antibody or Product and a given Valid Claim of a Licensed Patent Right, that the Exploitation of such TL1A Antibody or Product would, but for the licenses granted by Pfizer to Licensee under this Agreement, infringe such Valid Claim.

1.46         “CRO” means a contract research organization.

1.47         “CSO” means a contract sales organization.

1.48         [***]

1.49         “Develop” or “Developing” means to discover, research or otherwise develop a process, antibody or product, including conducting non-clinical and clinical research and development activities directed to, necessary, reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, including fulfilling post-approval regulatory obligations. When used as a noun, “Development” means any and all activities involved in Developing.

1.50         “Development Plan” is defined in Section 5.7.

1.51         “Disclosure Letter” is defined in Section 2.3.8.

1.52         “Effective Date” is defined in the introduction to this Agreement.

1.53         “EMA” means the European Medicines Agency or any successor agency thereto.

1.54        “E.U.” means any of the 27 countries comprising the European Union as of the Effective Date, any additional member countries from time to time, and the United Kingdom.

1.55         “Excluded Action” is defined in Section 18.3.7.

1.56        “Excluded Affiliate” means (a) [***]. For clarity, a Person may cease to be or may become an Excluded Affiliate from time to time if its status changes such that it ceases to satisfy or satisfies the requirements of an Excluded Affiliate hereunder.

1.57         “Existing Pfizer Affiliates” means the Affiliates of Pfizer existing as of the Effective Date.

1.58       “Exploit” or “Exploitation” means to Develop, Manufacture or Commercialize, or to otherwise make, use, offer to sell, sell or import, an antibody or product. When used as a noun, “Exploitation” means any and all activities involved in Exploiting.

1.59       “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the rules and regulations promulgated thereunder.

1.60         “FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

1.61         “Fees” means (a) in the case of Pfizer, any and all Licensee Royalties, and (b) in the case of Licensee, any and all Pfizer Royalties.

1.62         “Field” means the treatment, prevention, diagnosis, control and maintenance of all indications in humans.

1.63         “First Commercial Sale” means the first sale of a Product by Licensee or Licensee’s Affiliate or sublicensee to a Third Party in a country in the Territory following receipt of Regulatory Approval for such Product in such country. Dispositions of Product, or use of Product in, clinical trials or other scientific testing, as free samples, or under expanded access programs or for charitable purposes shall not be considered a First Commercial Sale.

1.64         “First Reporting Window” is defined in Section 5.5.1.

1.65        “Fraud” means, with respect to any Person, a deliberately fraudulent misrepresentation with respect to the making of the representations and warranties specifically set forth in Section 12, as applicable, with the actual knowledge by such Person that such representations and warranties made pursuant to Section 12 (each as qualified by the Disclosure Schedules), as applicable, were untrue when made, with the specific intention that a Party to this Agreement rely thereon to its detriment and such Party did in fact rely thereon to such Party’s detriment; provided, however, that in no event shall the knowledge of any Person be imputed to any other Person.

1.66         “FTE” means the efforts of one or more employees of a Party (or its Affiliate) equivalent to the efforts of one full-time employee for one year, or in the case of less than a full-time dedicated person, a full-time equivalent person-year based upon a total of eighteen hundred (1800) hours per year of work.

1.67          [***]

1.68         “Global Regulatory Filings” means [***].

1.69         “Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the U.S. economic sanctions rules and regulations implemented under statutory authority or the President’s Executive Orders and administered by the U.S. Department of the Treasury Office of Foreign Assets Control; E.U. Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other applicable economic sanctions, export and import control laws, and other applicable laws, regulations, legislation, Orders and requirements imposed by a relevant Governmental Authority.

1.70        “GMP” means all applicable requirements, standards, practices, and procedures for current good manufacturing practices for pharmaceuticals and biologics promulgated by the FDA, including those included in the FD&C Act and 21 C.F.R. Parts 210, 211, 600-680, and 820, as the same may be amended from time to time, and such standards of good manufacturing practice as are required by the Regulatory Authorities of the E.U. and other organizations and Governmental Authorities in countries in which the applicable Product is intended to be manufactured or sold, to the extent such standards are not less stringent than United States GMP.

1.71         “Good Clinical Practices” means the FDA’s requirements for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56, 58 and 312, or those equivalent standards applicable in the relevant jurisdiction.

1.72         “Good Laboratory Practices” means the FDA’s requirements for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, and those equivalent requirements applicable in any relevant jurisdiction.

1.73        “Government” or “Governmental Authority” is broadly interpreted and includes: (a) any national, federal, state, local, regional, or foreign government, or level, branch, or subdivision thereof; (b) any multinational or public international organization or authority; (c) any ministry, department, bureau, division, authority, agency, commission, or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; (d) any court, tribunal, or governmental arbitrator or arbitral body; (e) any government-owned or -controlled institution or entity; (f) any enterprise or instrumentality performing a governmental function; and (g) any political party.

1.74         “Government Official” is broadly interpreted and includes: (a) any elected or appointed Government official (e.g., a legislator or a member of a ministry of health); (b) any employee or person acting for or on behalf of a Government, a Government department or agency, an institution or entity owned or controlled by a Government (e.g., a Healthcare Professional employed by a Government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a Government), or an enterprise or instrumentality performing a governmental function; (c) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (e) any member of a military or a royal or ruling family; and (f) any person otherwise categorized as a Government official under Applicable Law.

1.75        “HCP” or “Healthcare Professional” includes any physician, nurse, pharmacist, or other person who may administer, prescribe, purchase, or recommend pharmaceutical products or other healthcare products.

1.76        “Healthcare Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the FD&C Act, the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), Section 1128G of the Social Security Act (the Physician Payment Sunshine Law), The Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), state pharmaceutical assistance programs and regulations under such laws, and Good Clinical Practices, Good Laboratory Practices, and GMP.

1.77        “IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of a TL1A Antibody or a Product pursuant to 21 C.F.R. Part 312, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.78         “Indemnified Party” is defined in Section 13.3.

1.79         “Indemnifying Party” is defined in Section 13.3.

1.80        “Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, Trademarks, moral rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.81         “Intended Tax Treatment” is defined in Section 7.10.5.

1.82          [***]

1.83         “Joint Developed IP” means [***].

1.84       “Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique or other know-how, whether or not patentable.

1.85         “Knowledge” means actual knowledge of the individuals listed on Schedule 1.85 and is not meant to require or imply that any particular inquiry or investigation has been undertaken, including obtaining any type of search (independent of that performed by the actual Governmental Authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel.

1.86         “Licensed Know-How” means Know-How Controlled by Pfizer or any of the Existing Pfizer Affiliates [***].

1.87         “Licensed Patent Rights” [***].

1.88         “Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Know-How.

1.89         “Licensee” is defined in the introduction to this Agreement.

1.90         “Licensee Developed IP” means any Intellectual Property Rights that are [***].

1.91         [***]

1.92         “Licensee Indemnitees” is defined in Section 13.2.

1.93         [***]

1.94         “Licensee Product Trademarks” is defined in Section 9.4.1.

1.95         “Licensee Quarter” means each of the four (4) thirteen (13) week periods commencing on April 1 of any Licensee Year, consistently applied.

1.96         “Licensee Royalties” is defined in Section 7.2.1.

1.97         “Licensee Royalty Rate” is defined in Section 7.2.1.

1.98         “Licensee Third Party License” is defined in Section 7.3.2(a).

1.99       “Licensee Year” means the twelve-month fiscal periods observed by Licensee commencing on April 1 and ending March 31, consistently applied.

1.100       [***]

1.101       “Losses” means, subject to Section 14.1, losses, damages, liabilities, payments, fines, fees, penalties, charges, judgments, settlement payments and costs and expenses including interest penalties and reasonable attorneys’ fees and expenses.

1.102       “Major European Market Country” means [***]. The “Major European Market Countries” means, [***]

1.103      “Manufacture” or “Manufacturing” means to make, have made, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store an antibody or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing an antibody or product or any component thereof.

1.104       [***]

1.105       [***]

1.106       [***]

1.107       [***]

1.108       [***]

1.109       [***]

1.110       “Net Sales” means, [***].

1.111       “Notice of Dispute(s) for Executive Resolution” is defined in Section 18.3.2.

1.112       “Occurrence” is defined in Section 12.4.6.

1.113       “Ongoing Clinical Trial Costs” is defined in Section 5.9.2.

1.114       “Ongoing Clinical Trials” mean those Clinical Trials of the Products that are ongoing as of the Effective Date and set forth on Schedule 1.114.

1.115       “Option” is defined in Section 2.3.3.

1.116       “Option Effective Date” is defined in Section 2.3.5(a).

1.117       “Option Exercise Notice” is defined in Section 2.3.4.

1.118       “Option Information Delivery Date” is defined in Section 2.3.2.

1.119       “Option Period” is defined in Section 2.3.2.

1.120      “Order” means any writ, judgment, order, decree, injunction, decision, verdict, award or ruling or other binding obligation of, or settlement or other similar agreement with, any Governmental Authority.

1.121       “Other Active Ingredient(s)” is defined in Section 1.110.

1.122       “Party” and “Parties” is defined in the introduction to this Agreement.

1.123    “Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-in-part and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, pediatric exclusivity, Patent Term Extensions or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.124       “Patent Term Extension” is defined in Section 9.3.4.

1.125       “Permitted Contractor” means a CMO, CRO, CSO, distributor or wholesaler, in each case, that is providing services on behalf of Licensee on a fee-for-service basis in connection with the Development, Commercialization or Manufacture of any TL1A Antibody or Product.

1.126      “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.127       “Pfizer” is defined in the introduction to this Agreement.

1.128       “Pfizer Developed IP” means [***].

1.129       “Pfizer Election Notice” is defined in Section 9.3.5.

1.130       “Pfizer Indemnitees” is defined in Section 13.1.

1.131       “Pfizer Product Trademarks” is defined in Section 9.4.1.

1.132       “Pfizer Quarter” means each of the four (4) thirteen (13) week periods commencing on December 1 of any Pfizer Year, consistently applied.

1.133       “Pfizer Royalties” is defined in Section 7.2.2.

1.134       “Pfizer Royalty Rate” is defined in Section 7.2.2.

1.135       “Pfizer Third Party License” is defined in Section 7.3.2(b).

1.136       “Pfizer Year” means the twelve-month fiscal periods observed by Pfizer commencing on December 1 with respect to any country in the ROW, consistently applied.

1.137       “Pharmacovigilance Agreement” is defined in Section 5.8.

1.138       “Phase 1 Clinical Trial” means a Clinical Trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a) (or its foreign equivalent), as amended (or its successor regulation), provided, however, a Phase 1 Clinical Trial does not include any study generally characterized by the FDA as an “exploratory IND study” in CDER’s Guidance for Industry, Investigators, and Reviewers Exploratory IND Studies, January 2006, irrespective of whether or not such study is actually performed in the United States or under an IND.

1.139     “Phase 2 Clinical Trial” means a Clinical Trial of a pharmaceutical or biological product conducted under a valid and effective IND and institutional review board approval (or foreign equivalent), the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical or biological product is safe for its intended use, to evaluate the product’s efficacy for a particular indication(s) in patients with the disease or condition for which the product is intended, and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b) (or its foreign equivalent), as amended (or its successor regulation), to permit the design of further Clinical Trials, or, with respect to any other country or region, the equivalent of such Clinical Trial in such other country or region.

1.140      “Phase 3 Clinical Trial” means a Clinical Trial with a defined dose or a set of defined doses of a pharmaceutical or biological product conducted under a valid and effective IND and institutional review board approval (or foreign equivalent), designed to ascertain evidence of efficacy and safety of such product for a particular indication(s) in patients with the disease or condition for which the product is intended, in a manner that is generally consistent with 21 CFR § 312.21(c) (or its foreign equivalent), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of a BLA for Regulatory Approval, or, with respect to any other country or region, the equivalent of such Clinical Trial in such other country or region.

1.141       [***]

1.142       “Pricing and Reimbursement Approval” means [***].

1.143      “Priority Review Voucher” means a “Section 529” US priority review voucher issued by the United States Department of Health and Human Services that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(1) of the Act or Section 351(a) of the United States Public Health Service Act, as further defined in Section 529(a)(2) of the Act (21 U.S.C. § 360ff(a)(2)).

1.144     “Product” means each product, dosage, substance or formulation, for use in the Field, that incorporates or is comprised of (alone or as a Combination Product) the TL1A Antibody.

1.145       “Purchase Agreement” means the Stock Purchase Agreement entered into by [***] Roivant and Pfizer and dated as of the date hereof.

1.146       “Recipients” is defined in Section 11.1.

1.147       “Reference Product” is defined in Section 1.10.

1.148      “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell such Product in such country or jurisdiction, including any Pricing and Reimbursement Approvals.

1.149      “Regulatory Authority” means, with respect to a particular country or jurisdiction, any Governmental Authority responsible for reviewing or granting Regulatory Approvals for a Product in such country or jurisdiction in the Territory.

1.150       “Regulatory Exclusivity” means exclusive marketing rights conferred by any Regulatory Authority with respect to a Product that prevents the Regulatory Authority from accepting or approving an application pursuant to [***].

1.151      “Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including any IND, BLA, exclusivity requests, any submission to a regulatory advisory board, any marketing authorization application, any documentation for customs authorities, and any supplement or amendment thereto. In addition, Company Core Data Sheets shall be deemed “Regulatory Filings” for purposes of Section 5.4.

1.152       “Regulatory Transfer Activities” is defined in Section 2 of Schedule 4.

1.153       “Relevant Records” is defined in Section 8.1.

1.154       “Report” is defined in Section 5.5.1.

1.155       “Reporting Category” is defined in Section 5.5.1.

1.156       [***]

1.157     “Residuals” means information in non-tangible form that is retained in the unaided memory of persons who have had access to any TL1A Antibody, Products or Licensed Technology prior to the Effective Date, including ideas, concepts, Know-How or techniques contained therein, but not including any ideas, concepts, Know-How, or techniques to the extent Covered by a Valid Claim in any Licensed Patent Right. A person’s memory will be considered to be unaided if the person has not intentionally memorized the information for the purpose of retaining and subsequently using or disclosing it.

1.158       “Restricted Market” means, as applicable under Global Trade Control Laws, the Crimean Peninsula, Cuba, Iran, North Korea, and Syria.

1.159       “Restricted Party” means any individual or entity on any of the following “Restricted Party Lists”: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List, as administered by the U.S. Department of the Treasury Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities, as published by the U.S. Health and Human Services – Office of Inspector General; any lists of prohibited or debarred parties established under the FD&C Act; the list of persons and entities suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the Governmental Authorities of the countries that have jurisdiction over the activities conducted under this Agreement.

1.160       “Review Period” is defined in Section 16.3.

1.161       “Roivant” is defined in the introduction to this Agreement.

1.162       “ROW” means the Territory, excluding the United States and Japan.

1.163       [***]

1.164      “Royalty Term” means, with respect to each Product in each country in the Territory or ROW, as applicable, the period commencing on the First Commercial Sale of such Product in such country and expiring upon the later of: (a) [***] years following the date of First Commercial Sale of such Product in such country, (b) the expiration of all Regulatory Exclusivity provided by an applicable Governmental Authority for such Product in such country and (c) the date upon which the use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right.

1.165       “SDNY” is defined in Section 18.3.8.

1.166       “SEC” is defined in Section 12.2.22.

1.167       [***]

1.168       [***]

1.169     “Significant Violation” means conduct that a reasonable person would consider a probable violation of applicable policies or procedures designed to ensure compliance with Applicable Laws, which may result in significant or substantial liability if a Governmental Authority determined such conduct to be a violation of Applicable Law.

1.170       “Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (a) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the beneficial ownership of voting securities, by contract or otherwise or (b) beneficially owns at least fifty percent (50%) of the aggregate ordinary voting power of such Person.

1.171       “Tax Action” is defined in Section 7.10.2.

1.172       “Tax Credit” is defined in Section 7.10.3.

1.173       “Tax Payment” is defined in Section 7.10.3.

1.174       “Term” is defined in Section 15.1.

1.175       “Terminated Territory” means each country with respect to which this Agreement is terminated by either Party pursuant to Section 15.2.

1.176       “Territory” means worldwide, other than any Terminated Territory.

1.177       “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.178       “Third Party Infringement” is defined in Section 10.1.

1.179       [***]

1.180       [***]

1.181       “TL1A” means [***].

1.182       “TL1A Antibody” means [***].

1.183     “Trademark” means trademarks, service marks, certification marks, trade dress, internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

1.184       “Transaction Agreements” means (a) this Agreement, [***] (d) that certain Investor Rights Agreement [***] and (e) each other agreement or certificate to be delivered by any Party hereto at the Closing contemplated hereby.

1.185       “Transfer Tax” is defined in Section 7.10.1(b).

1.186       [***]

1.187       [***]

1.188       [***]

1.189       “United States” or “U.S.” means the United States of America and its territories and possessions.

1.190       “Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights that [***] (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise [***].

1.191       “VAT” is defined in Section 7.10.1(c).

1.192       “Working Group” is defined in Section 6.3.6.

1.193      Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to all genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.	LICENSE GRANT.

2.1           License Grant to Licensee.

2.1.1  Licensed Patent Rights and Pfizer Developed IP. Subject to the terms and conditions of this Agreement, including Pfizer’s retained rights set forth in Section 2.5, Pfizer hereby grants to Licensee (a) an exclusive (even as to Pfizer and its Affiliates, except as otherwise provided in Section 2.5), sublicensable, through multiple tiers (subject to Section 2.2), royalty-bearing right and license (or sublicense) under the Licensed Patent Rights to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, and have Commercialized the TL1A Antibody and Products in the Field within the Territory, and (b) a non-exclusive, sublicensable, through multiple tiers, royalty-bearing right and license under the Pfizer Developed IP to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, and have Commercialized the TL1A Antibody and Products in the Field within the Territory. Pfizer shall use commercially reasonable efforts to promptly disclose to Licensee all Pfizer Developed IP and Joint Developed IP during the Term.

2.1.2    Licensed Know-How. Subject to the terms and conditions of this Agreement, Pfizer hereby grants to Licensee a non-exclusive, sublicensable, through multiple tiers (subject to Section 2.2), royalty-bearing right and license (or sublicense) to use the Licensed Know-How to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise Exploit the TL1A Antibody and Products in the Field within the Territory.

2.1.3  Diagnostic License. Subject to the terms and conditions of this Agreement, Pfizer hereby grants to Licensee a non-exclusive, fully paid up, non-royalty bearing, sublicensable, in multiple tiers (subject to Section 2.2) right and license under the Licensed Technology and Pfizer Developed IP to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized, and otherwise Exploit any diagnostic related to TL1A (including any diagnostic product intended to support identification of potential patients for treatment using the TL1A Antibody or any Product) in the Field within the Territory.

2.1.4   Affiliates. To the extent any of the Licensed Technology is Controlled by an Existing Pfizer Affiliate, then promptly following the Effective Date, Pfizer shall cause such Existing Pfizer Affiliate to take all necessary actions to give effect to the licenses granted under this Section 2.1, and carry out the other obligations of Pfizer hereunder (including under Section 9.2 and Section 10.2).

2.1.5    Wrong Pockets. [***]

2.2         Sublicense Rights. [***] Licensee may sublicense the rights granted to it by Pfizer under Sections 2.1.1 and 2.1.2, through multiple tiers, without Pfizer’s approval. Any and all sublicenses shall be subject to the following requirements:

2.2.1    [***]

2.2.2   All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement and [***] preclude the granting of further sublicenses in contravention with the terms and conditions of this Agreement.

2.2.3    In no event shall any sublicense relieve Licensee of any of its obligations under this Agreement.

2.2.4    [***]

In addition, Sections 2.2.1, 2.2.3, and 2.2.4 shall apply to sublicenses granted by Pfizer under the rights granted by Licensee to Pfizer hereunder, mutatis mutandis.

2.3           Option to [***]

                            [***]

2.4           License Grant to Pfizer.

2.4.1    Subject to the terms and conditions of this Agreement, Licensee hereby grants to Pfizer (a) an exclusive (even as to Licensee and its Affiliates), sublicensable, through multiple tiers, royalty-bearing right and license under the Licensed Patent Rights to Commercialize and have Commercialized the TL1A Antibody and Products in the Field in the ROW, and (b) a non-exclusive, sublicensable, through multiple tiers, royalty-bearing right and license under the Licensee Developed IP to Commercialize and have Commercialized the TL1A Antibody and Products in the Field in the [***]. Licensee shall use reasonable best efforts to promptly disclose to Pfizer all Licensee Developed IP and Joint Developed IP during the Term.

2.4.2    Subject to the terms and conditions of this Agreement, Licensee hereby grants to Pfizer a non-exclusive, fully paid up, non-royalty bearing, sublicensable, in multiple tiers right and license under the Licensee Developed IP to Commercialize and have Commercialized any diagnostic related to TL1A (including any diagnostic product intended to support identification of potential patients for treatment using the TL1A Antibody or any Product) in the Field in the ROW.

2.5           Retained Rights. [***]

2.6        Residuals. Pfizer may use for any purpose the Residuals resulting from access to or work with any TL1A Antibody, Product or Licensed Technology; provided that, for the avoidance of doubt, this Section 2.6 shall not constitute a grant back of the license and rights granted to Licensee under the Licensed Patent Rights pursuant to Section 2.1.1 or a license or other rights under any Patent Right Controlled by Licensee. Any use made by the Pfizer of any such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at Pfizer’s sole risk.

2.7           No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Pfizer or its Affiliates other than the rights in Licensed Technology expressly granted herein, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology.

3.	CLOSING.

3.1        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signature pages on the date hereof.

3.2           Closing [***] Deliverables.

3.2.1    Closing Deliverables and Actions by Pfizer. At the Closing, Pfizer shall deliver, or cause to be delivered, to Licensee the following:

(a)     each of the Transaction Agreements duly executed by Pfizer or the applicable Pfizer Affiliate that is a party thereto.

3.2.2   Closing Deliverables and Actions by Licensee. At the Closing, Licensee shall deliver, or cause to be delivered, to Pfizer the following:

(a)     a duly executed certificate by the Secretary of Licensee certifying as to: (i) the full force and effect of the articles of incorporation and bylaws (or equivalent governing documents) of Licensee attached to such certificate as an exhibit, (ii) the accuracy and full force and effect of resolutions adopted by the board of directors of Licensee approving the transactions contemplated by the Transaction Agreements, attached to such certificate as an exhibit, and (iii) the good standing of the Licensee in its jurisdiction of formation, with a certificate of good standing from such jurisdiction dated no more than [***] prior to the Effective Date, attached to such certificate as an exhibit; and

(b)    each of the Transaction Agreements duly executed by Licensee or the applicable Licensee Affiliate that is a party thereto.

3.2.3   [***]

4.
TRANSFER ACTIVITIES. Schedule 4 sets forth the documentation, materials and Licensed Know-How that Pfizer will transfer to Licensee or its designee and related activities and services to be performed by the Parties. If there is an inconsistency between Schedule 4 and this Agreement, the terms of this Agreement shall prevail.

5.	DEVELOPMENT; REGULATORY; MANUFACTURING.

5.1          General. Except as set forth on Schedule 4 or as otherwise expressly set forth in this Section 5, as between the Parties, Licensee shall have sole responsibility for [***], and the sole authority over and control of, the Development, Manufacture and Regulatory Approval of the TL1A Antibody and Products in the Field in the Territory.

5.2           Alliance Management.

5.2.1    Alliance Managers. Within [***] following the Effective Date, each Party will designate (by written notice to the other Party) a single individual to act as its alliance manager under this Agreement to conduct the activities described below in Section 5.2.2 (each, an “Alliance Manager”). Each Party may change the person designated as its Alliance Manager upon written notice (including via email notification) to the other Party.

5.2.2    Roles and Responsibilities. The Alliance Managers will serve as the primary contact point between the Parties for the activities under this Agreement for the purpose of providing each Party with information on the progress of Development and Commercialization of the Products and shall have the following responsibilities:

[***]

(e)      perform such other functions as agreed by the Parties.

5.3        Diligence. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to [***] (collectively, the “Development Commitments”).

5.4           Regulatory Filings.

5.4.1    General. In connection with its efforts to Develop the Products, as between the Parties, Licensee shall bear all responsibility [***] for submitting Regulatory Filings and obtaining and, subject to Section 5.4.6, maintaining Regulatory Approval for the Products in the Territory, subject to such Regulatory Transfer Activities to be performed by Pfizer as set forth in Section 2 of Schedule 4. For clarity, the terms and conditions contained in this Section 5.4 are subject to those contained in Section 5.9.

5.4.2          U.S. and Japan Review Rights. Licensee will own all Regulatory Filings, Regulatory Approvals, and related regulatory documents for the Products for the U.S. and Japan. Licensee shall provide Pfizer with a reasonable opportunity to review and comment on all material Regulatory Filings relating to all Products submitted to the FDA, as well as all Global Regulatory Filings, by or on behalf of Licensee during the Term. Licensee shall promptly provide Pfizer with access to key correspondence with the FDA relating to Products. For clarity, [***].

5.4.3          ROW Review Rights. Notwithstanding Section 5.4.1, and except with respect to Global Regulatory Filings which are covered by Section 5.4.2, Licensee shall provide Pfizer with an opportunity to review and comment on all material Regulatory Filings in the ROW prior to submission to the applicable Regulatory Authority. Licensee shall provide access to interim drafts of such material Regulatory Filings to Pfizer, and Pfizer shall provide its comments on the near final drafts of such material Regulatory Filings or of proposed material actions within [***], or such other longer period of time mutually agreed to by the Parties. In the event that a Regulatory Authority establishes a response deadline for any such material Regulatory Filing or material action shorter than such [***] period, the Parties shall work cooperatively to ensure that Pfizer has a reasonable opportunity for review and comment within such deadlines. Licensee shall, [***].

5.4.4    ROW Information Rights. Subject to the immediately following sentence, Licensee shall provide Pfizer with (a) access to or copies of all material written or electronic correspondence (other than Regulatory Filings) relating to the Development or Commercialization of the TL1A Antibody or Products received by Licensee or its Affiliates or sublicensees from, or forwarded by Licensee or its Affiliates or sublicensees to, the Regulatory Authorities in the ROW, and (b) copies of all meeting minutes and summaries of all meetings, conferences, and discussions held by Licensee or its Affiliates or sublicensees with the Regulatory Authorities in the ROW, including copies of all contact reports produced by Licensee or its Affiliates or sublicensees, in each case ((a) and (b)) within [***] following the end of each Calendar Quarter (which Licensee may provide to Pfizer through upload to a mutually acceptable data room). If such written or electronic correspondence received from any such Regulatory Authority relates to the withdrawal, suspension, or revocation of any Regulatory Approval for a Product, the prohibition or suspension of the supply of a TL1A Antibody or Product, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety of a TL1A Antibody or Product, Licensee shall notify Pfizer and provide Pfizer with copies of such written or electronic correspondence as soon as practicable, but not later than [***] after receipt of such correspondence.

5.4.5   ROW Meeting Rights. Licensee shall provide Pfizer with prior written notice of any scheduled meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority in the ROW relating to a Product, within [***] after Licensee or its Affiliate or sublicensee first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give Pfizer a reasonable opportunity to attend such meeting, conference, or discussion). [***]

5.4.6   Transfer of Regulatory Approvals in the ROW. As soon as practicable and in any event within [***] following receipt of Regulatory Approval for a Product in a country in the ROW, Licensee shall execute and provide to Pfizer all documents (in a form reasonably acceptable to Pfizer) required to transfer such Regulatory Approval to Pfizer, provided that if the provision of any such documents is delayed by a Regulatory Authority for reasons outside of Licensee’s reasonable control, then such period will be extended for the period of delay by such Regulatory Authority. Licensee shall provide Pfizer with the status of the progress of each such Regulatory Approval transfer [***]. Licensee shall also provide a copy of each certificate of registration of the transfer of each such Regulatory Approval to Pfizer promptly after receiving such certificate from the respective Regulatory Authority. Licensee shall use Commercially Reasonable Efforts to keep the transition of Regulatory Approvals for Products in the ROW as short as possible. Pfizer shall use Commercially Reasonable Efforts to assist, or to cause its Affiliates to assist, Licensee and its Affiliates in the transfer of Regulatory Approvals for Products in the ROW to Pfizer, including by providing Licensee and its Affiliates with any information reasonably requested by Licensee and necessary for the transfer of such Regulatory Approvals or requested by any Regulatory Authority and, in each case, reasonably available to Pfizer or its Affiliates. Following the transfer of a Regulatory Approval for a Product in a country in the ROW to Pfizer, Pfizer shall bear all responsibility and expense for maintaining such Regulatory Approval.

5.4.7   Priority Review Voucher. If Licensee elects to transfer to a Third Party or otherwise monetize a Priority Review Voucher, all proceeds thereof shall be allocated to Licensee.

5.5           Progress Reporting.

5.5.1    [***]

5.5.2    Semi-Annual Reports. During the First Reporting Window, [***].

5.5.3  Annual Reports. For each Reporting Category, after the end of the applicable First Reporting Window, Licensee’s reporting obligations will be limited as follows: [***].

5.5.4   Conclusion of Reports. Notwithstanding the foregoing, Licensee’s reporting obligations to Pfizer under Section 5.5.1 or 5.5.3 with respect to any and all Products described therein shall end on [***].

5.5.5   Cooperation. Licensee shall promptly respond to Pfizer’s reasonable inquiries regarding the Development activities related to the TL1A Antibody and Products, and regarding clinical recruitment progress, occurred adverse events, and the status of any applications for Regulatory Approvals related to the TL1A Antibody and Products in Development by Licensee.

5.6          Permitted Contractors. Licensee may subcontract with Permitted Contractors to handle certain clinical Development or Manufacture activities in the Territory and Commercialization activities in the U.S. and Japan, in Licensee’s reasonable discretion, consistent with the then-current Development Plan. As between the Parties, all costs of Permitted Contractors will be borne solely by Licensee.

5.7          Development Plan. Licensee’s plan for conducting Development activities with respect to the TL1A Antibody and Products is set forth in the development plan set forth in Schedule 5.7, as amended by Licensee pursuant to this Section 5.7 (the “Development Plan”). For clarity, the Development Plan shall not cover the Ongoing Clinical Trials, and the Development Plan is provided for informational purposes only and is not intended to expand or diminish the scope of Licensee’s diligence obligations in Section 5.3. [***]

5.8        Safety Reporting. The safety units from each of the Parties shall agree upon a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for exchanging adverse event and other safety information relating to the TL1A Antibody and Products prior to both Parties’ initiation of any clinical or marketing activity implicating pharmacovigilance obligations for the TL1A Antibody and Products in the Territory. Such Pharmacovigilance Agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party to comply with Applicable Laws, including any local regulatory requirements as a Regulatory Approval holder.

5.9           Ongoing Clinical Trials.

5.9.1    General. From and after the Effective Date, Pfizer shall remain as sponsor of, and have sole decision making authority and responsibility for directing the activities and conduct of, the Clinical Trial of the Product that is ongoing as of the Effective Date and set forth on Schedule 1.114 [***].

5.9.2    Ongoing Clinical Trial Costs.  Commencing on the Effective Date, [***].

(a)     Within [***] after the end of each Calendar Quarter, Pfizer shall deliver to Licensee an invoice setting forth the Ongoing Clinical Trial Costs reimbursable by Licensee pursuant to this Section 5.9.2, together with [***].

5.10        Compliance. Licensee shall, and shall cause its Affiliates, to comply with all Applicable Laws with respect to the Development and Manufacture of the Products.

6.	COMMERCIALIZATION.

6.1           General.

6.1.1   U.S. and Japan. As between the Parties, Licensee shall have sole responsibility for [***] and the sole authority over and control of, the Commercialization of the TL1A Antibody and Products in the Field in the U.S. and Japan. Licensee shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Products in the U.S. and Japan and to perform or cause to be performed all related services. Licensee shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Products in the U.S. and Japan.

6.1.2   ROW. As between the Parties, Pfizer shall have sole responsibility for [***] and the sole authority over and control of, the Commercialization of the TL1A Antibody and Products in the Field in the ROW. Pfizer shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Products in the ROW and to perform or cause to be performed all related services. Pfizer shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Products in the ROW.

6.2           Diligence.

6.2.1   Licensee. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize [***].

6.2.2   Pfizer. Pfizer shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize [***].

        6.3    [***]

6.4           Territory Integrity.

6.4.1   Pfizer hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates not to), either itself or through a Third Party, Commercialize any Products for use in the Field in the United States or Japan. Without limiting the generality of the foregoing, Pfizer shall not (a) engage in any advertising activities relating to Products for use in the Field directed primarily to customers located in the United States or Japan or (b) actively or intentionally solicit orders from any prospective purchaser of a Product for use in the Field located in the United States or Japan. To the extent permitted by Applicable Law, if Pfizer receives any order from a prospective purchaser for a Product in the Field located in the United States or Japan, Pfizer shall promptly refer that order to Licensee and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Product under such order. If Pfizer should reasonably know that its customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of any Product inside the United States in the Field, then Pfizer shall (i) within [***] of becoming aware of such activities, notify Licensee regarding such activities and provide all information reasonably available to Pfizer that Licensee may reasonably request concerning such activities and (ii) use Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution inside the United States in the Field, unless otherwise agreed in writing by the Parties.

6.4.2    Licensee hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates not to), either itself or through a Third Party, Commercialize any Products for use in the Field in the ROW. Without limiting the generality of the foregoing, with respect to countries within the ROW, Licensee shall not (a) engage in any advertising activities relating to Products for use in the Field directed primarily to customers located in such countries within the ROW or (b) actively or intentionally solicit orders from any prospective purchaser of a Product for use in the Field located in such countries within the ROW. To the extent permitted by Applicable Laws, if Licensee receives any order from a prospective purchaser for a Product in the Field located in a country inside of the ROW, Licensee shall promptly refer that order to Pfizer and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Product under such order. If Licensee should reasonably know that its customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of any Product inside the ROW in the Field, then Licensee shall (i) within [***] of becoming aware of such activities, notify Pfizer regarding such activities and provide all information reasonably available to Licensee that Pfizer may reasonably request concerning such activities and (ii) use Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution inside the ROW in the Field, unless otherwise agreed in writing by the Parties.

6.5    [***]

6.6          Compliance. Each Party shall, and shall cause its Affiliates, to comply with all Applicable Laws, Anti-Corruption Laws, and Healthcare Laws with respect to the Commercialization of the Products.

7.	PAYMENT TERMS.

7.1      Inventory. The inventory set forth on Schedule 7.1 shall be transferred to Licensee at no additional cost to Licensee as soon as reasonably practicable, and in any event within [***].

7.2          Royalty Payments.

7.2.1   Licensee. Subject to Section 7.5, Licensee shall pay to Pfizer non-refundable, non-creditable royalties in the amount of the flat royalty rate (set forth below) (“Licensee Royalty Rate”) on the aggregate Net Sales resulting from the sale of Products, on a Product-by-Product basis, in the U.S. and Japan, during each Licensee Year (collectively, “Licensee Royalties”).

U.S. AND JAPAN NET SALES	LICENSEE ROYALTY RATE
[***]	[***]

Within [***] following the expiration of each Licensee Quarter after the date of the First Commercial Sale in the U.S., Licensee will provide Pfizer, via email notification to the Alliance Manager, [***] and to a finance contact provided by Pfizer, a report that includes reasonably detailed information regarding a total monthly sales calculation of Net Sales of Product in the U.S. and Japan and all Licensee Royalties payable to Pfizer for the applicable Licensee Quarter, following which Pfizer shall provide a written acknowledgement (which may be via email notification) of Licensee’s report and changes to Pfizer’s bank account information, if any. Licensee shall pay to Pfizer the Licensee Royalties within [***] following receipt of Pfizer’s written acknowledgement. Licensee Royalties will be payable on a Product-by-Product basis during the Royalty Term for such Product until the expiration of the Royalty Term for such Product in the U.S. and Japan. For purposes hereof, Net Sales during the Royalty Term for each Product in the U.S. and Japan include sales of such Products that occur after the expiration of the Royalty Term or termination of this Agreement where the Manufacture, use or other Exploitation of such Products was Covered by a Valid Claim of a Licensed Patent Right during the Royalty Term.

7.2.2   Pfizer. Subject to Section 7.5, Pfizer shall pay to Licensee non-refundable, non-creditable royalties in the amount of the flat royalty rate (set forth below) (“Pfizer Royalty Rate”) on the aggregate Net Sales resulting from the sale of Products, on a Product-by-Product basis, in the ROW during each Pfizer Year (collectively, “Pfizer Royalties”).

ROW NET SALES	PFIZER ROYALTY RATE
[***]	[***]

Pfizer shall pay to Licensee the applicable Pfizer Royalties within [***] following the expiration of each Pfizer Quarter after the date of the First Commercial Sale in the ROW. All Pfizer Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding a total monthly sales calculation of Net Sales of Product in the ROW and all Pfizer Royalties payable to Licensee for the applicable Pfizer Quarter (including any foreign exchange rates employed). Pfizer Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in each country until the expiration of the Royalty Term for such Product in such country in the ROW. For purposes hereof, Net Sales during the Royalty Term for each Product in the ROW include sales of such Products that occur after the expiration of the Royalty Term or termination of this Agreement where the Manufacture, use or other Exploitation of such Products was Covered by a Valid Claim of a Licensed Patent Right during the Royalty Term.

7.3           Royalty Deduction.

7.3.1    Expiration of Valid Claims and Regulatory Exclusivity. If, on a country-by-country and Product-by-Product basis, the Royalty Term for such Product in such country is only being calculated under [***] then the Licensee Royalty Rate or Pfizer Royalty Rate used to calculate the Licensee Royalties or Pfizer Royalties, as applicable, with respect to such Product in such country shall by reduced [***]. If, on a country-by-country and Product-by-Product basis, the Royalty Term for such Product in such country is only being calculated under [***], then the Licensee Royalty Rate or Pfizer Royalty Rate used to calculate the Licensee Royalties or Pfizer Royalties, as applicable, with respect to such Product in such country shall by reduced by [***].

7.3.2    Third Party Licenses.

(a)     Licensee, its Affiliates and sublicensees shall have the first right to obtain a license under any Third Party Patent Rights [***] for the Exploitation of any TL1A Antibody in any Product in the Field in the Territory (each such license, a “Licensee Third Party License”). Licensee, or its applicable Affiliate or sublicensee, shall pay all amounts due under any such Licensee Third Party License; provided, that Licensee shall be entitled to reduce the Licensee Royalties due to Pfizer upon Net Sales of a Product by up to [***].

(b)    If Licensee does not, with respect to its first right under Section 7.3.2(a), obtain a license under any Third Party Patent Rights that is necessary or reasonably useful for the Commercialization of any TL1A Antibody in any Product in the Field in the ROW (“Pfizer Third Party License”), then Pfizer, its Affiliates and sublicensees shall have the right to obtain such Pfizer Third Party License. Pfizer, or its applicable Affiliate or sublicensee, shall pay all amounts due under Pfizer Third Party Licenses; provided, that Pfizer shall be entitled to reduce the Pfizer Royalties due to Licensee upon Net Sales of a Product by up to [***].

7.3.3   Biosimilar Competition. If, at any time during the Royalty Term, Biosimilar Competition exists in a given country with respect to a Reference Product, then the Pfizer Royalty Rate and Licensee Royalty Rate used to calculate royalties for such Reference Product in such country shall be reduced by [***] for so long as such Biosimilar Competition exists.

7.3.4   Maximum Deductions. Notwithstanding anything in Sections 7.3.1, 7.3.2, or 7.3.3 to the contrary, under no circumstances shall the reductions set forth in this Section 7.3 cause (a) the total Licensee Royalties payable to Pfizer in any Licensee Quarter or Pfizer Royalties payable to Licensee in any Pfizer Quarter to be reduced by more than [***] of the amount that would otherwise be due without giving effect to this Section 7.3, or (b) the Licensee Royalty Rate or Pfizer Royalty Rate used to calculate Licensee Royalties in any Licensee Quarter or Pfizer Royalties in any Pfizer Quarter to be reduced by more than [***] of the rates set forth in Section 7.2. Notwithstanding the foregoing, [***].

7.4         Blended Royalty. Licensee acknowledges that (a) the Licensed Know-How and the documentation and materials transferred to Licensee pursuant to Schedule 4 is proprietary and valuable and that, without the Licensed Know-How and such documentation and materials Licensee would not be able to Develop, obtain and maintain Regulatory Approvals for, Manufacture or Commercialize the TL1A Antibody and Products, (b) access to Licensed Know-How and such documentation and materials has provided Licensee with a competitive advantage in the marketplace beyond the exclusivity afforded by the Licensed Patent Rights and any Regulatory Exclusivity and (c) Licensee Royalties are, in part, intended to compensate Pfizer for such exclusivity and such competitive advantage. The Parties agree that the Licensee Royalty Rate set forth in Section 7.2.1 reflects an efficient and reasonable blended allocation of the value provided by Pfizer to Licensee.

7.5   [***]

7.6         Other Payments. Licensee shall pay to Pfizer any other amounts due under this Agreement within [***] following receipt of an undisputed invoice.

7.7          Late Payments. Any undisputed amount required to be paid by a Party hereunder which is not paid on the date due shall bear simple interest thereafter accrued on the sum due to until the date of payment, to the extent permitted by law, at [***] over the prime rate effective for the date such payment was due, as reported by [***]. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

7.8         Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. Notwithstanding anything to the contrary in this Agreement, conversion of sales recorded in local currencies shall be translated into United States dollars in a manner consistent with Pfizer’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

7.9          Method of Payment. All payments from one Party to the other Party shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account as designated by such Party in writing to the other Party at least [***] before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

7.10         Taxes.

7.10.1  General.

(a)     Notwithstanding anything to the contrary in Section 7.10, each Party shall solely bear and pay all taxes imposed on such Party’s net income or gain (in each case, however denominated) arising directly or indirectly from the activities of the Parties under this Agreement. Each Party shall comply with Applicable Laws and regulations regarding filing and reporting for income tax purposes.

(b)    Subject to Section 7.10.1(a), each Party shall bear and pay [***] of any transfer, stamp or similar taxes or obligations (“Transfer Tax”) imposed on amounts payable by the paying Party to the receiving Party in connection with this Agreement. Each Party shall cooperate with the other Party to file any tax returns (as required to be filed under Applicable Law) with respect to such Transfer Taxes.

(c)     It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. In the event any payments made by a Party pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, such Party (and its representatives) shall [***] To the extent that a Party is required to deduct and withhold taxes on any payments under this Agreement, such Party shall [***].

7.10.2  Tax Actions. Notwithstanding anything in this Agreement to the contrary, if as a result of any assignment or sublicense by the paying Party of its rights or obligations under this Agreement, any change in the paying Party’s tax residency, any change in the entity that originates the payment, or any failure on the part of the paying Party to comply with Applicable Laws (other than any failure resulting from reliance on any certification or other information provided by the receiving Party with respect to the amount of withholding tax required to be withheld or deducted) with respect to withholding taxes (including filing or record retention requirements) (a “Tax Action”) leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section 7.10.2 to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.

7.10.3  Tax Credit. If a Party makes a payment in accordance with Section 7.10.2 (a “Tax Payment”) and (a) a credit against, relief or remission for, or repayment of any tax (“Tax Credit”) is attributable to that Tax Payment and (b) the receiving Party determines in good faith that it has obtained and utilized that Tax Credit on an affiliated group basis, the receiving Party shall pay to the paying Party an amount equal to such Tax Credit, net of all out-of-pocket expenses (including taxes) of such receiving Party and without interest (other than interest paid by the relevant taxing authority with respect to such Tax Credit). Notwithstanding anything else in this Section 7.10.3, in no event will the receiving Party be required to pay any amount to the paying Party pursuant to this Section 7.10.3, the payment of which would place the receiving Party in a less favorable net after-tax position than the receiving Party would have been in if the tax giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the applicable Tax Payment had never been paid. This Section 7.10.3 shall not be construed to require the receiving Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the paying Party or any other Person. The receiving Party shall use its commercially reasonable efforts to obtain and utilize that Tax Credit on an affiliated group basis.

7.10.4  Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-9 or an IRS Form W-8BEN-E, reasonably requested by the other Party in connection with any payment made under this Agreement.

7.10.5   [***]

8.	RECORDS; AUDIT RIGHTS.

8.1          Relevant Records. Each Party shall, and shall cause its Affiliates to, maintain complete and accurate patent prosecution and maintenance records and financial books and records pertaining to sale of the Products by such Party, its Affiliates or sublicensees, including any and all calculations of the applicable amounts payable hereunder (collectively, “Relevant Records”). Each Party shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [***] from the creation of such records.

8.2        Audit Request. Each Party shall have the right during the Term and for [***] thereafter to engage, [***], an independent public accounting firm of nationally recognized standing reasonably acceptable to the other Party and subject to confidentiality restrictions no less stringent than those set forth in Section 11, to examine the Relevant Records from time-to-time as may be necessary to verify compliance with the terms of this Agreement. Such examinations may not (a) be conducted for any Pfizer Quarter or Licensee Quarter, as applicable, more than [***] after the end of such Pfizer Quarter or Licensee Quarter, as applicable, (b) be conducted more than once in any [***] period or (c) be repeated for the records for any Pfizer Quarter or Licensee Quarter, as applicable. Such audit shall be requested in writing at least [***] in advance and shall be conducted during the audited Party’s normal business hours and otherwise in a manner that minimizes any interference to the audited Party’s business operations. The accounting firm shall disclose only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. [***]

8.3          Audit Fees and Expenses. The auditing Party shall bear [***] it may incur in connection with any such audit of the Relevant Records; provided, however, that in the event that an audit reveals an underpayment by the other Party of more than [***] as to the period subject to the audit, the other Party shall reimburse the auditing Party for any reasonable and documented out-of-pocket costs and expenses of the audit within [***] after receiving invoices thereof, and notwithstanding the provisions of Section 8.2, the auditing Party shall have the right to have the accounting firm examine the Relevant Records of the other Party up to [***] for [***] period following the audit revealing such underpayment.

8.4         Payment of Deficiency. If any audit establishes that (a) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 7.7 or (b) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((a) or (b)), within [***] after the date on which such audit is completed by the auditing Party.

9.	INTELLECTUAL PROPERTY RIGHTS.

9.1          Pre-existing IP. Subject only to the rights expressly granted to Licensee under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

9.2           Ownership of Intellectual Property.

9.2.1   Joint Developed IP. Except as otherwise set forth in this Agreement, Pfizer and Licensee shall jointly own any Joint Developed IP. Subject to the Parties’ other rights and obligations under this Agreement, each Party shall be free to Exploit and assign, either itself or through the grant of licenses to Third Parties, Joint Developed IP throughout the world without restriction, without the need to obtain further consent from or provide notice to the other Party, and without any duty to account or otherwise make any payment of any compensation to the other Party. During the Term, each Party shall have an obligation to fully disclose to the other Party all Joint Developed IP in writing promptly within [***] after it becomes known to such Party, and in any event, prior to making any first patent filing in respect of such Joint Developed IP. Inventorship shall be determined according to U.S. patent law. Within [***] after receipt of written disclosure of any Joint Developed IP, the Parties shall meet to evaluate and discuss whether the disclosure is complete and sufficiently discloses an invention and agree upon the exclusion or inclusion of Confidential Information. Both Parties agree to give due consideration to the timely and reasonable recommendation of the other Party with respect to their Confidential Information and the patent strategy of the Joint Developed IP.

9.2.2    Ownership of Licensee Developed IP. Except as otherwise set forth in this Agreement, Licensee shall own all right, title and interest in and to any Licensee Developed IP.

9.2.3   Ownership of Pfizer Developed IP. Except as otherwise set forth in this Agreement, Pfizer shall own all right, title and interest in and to any Pfizer Developed IP.

9.2.4    Implementation. Each Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence, file for, perfect or enforce its rights hereunder. Each Party shall make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Section at no charge.

9.3           Patent Prosecution.

9.3.1   Pfizer Patent Prosecution and Maintenance. Pfizer will be responsible for filing, prosecuting (including in connection with any reexaminations, revocation proceedings, inter partes reviews, oppositions and the like) and maintaining the Licensed Patent Rights, Pfizer Developed IP, and Joint Developed IP in the Territory [***]. For clarity, it is agreed that Pfizer may use internal patent counsel, filing clerks, and paralegals employed by Pfizer, for coordinating worldwide filings of such Patent Rights, for prosecution before the European and Japanese patent offices, and for directly instructing U.S. outside counsel and ex-U.S. patent agents, including by providing draft applications and responses, and that Pfizer may employ its preferred patent counsel or agents including those Pfizer refers to as members of the Pfizer Legal Alliance to conduct such activities as required for U.S. and ex-U.S. prosecution. During the Term, Pfizer will provide notice to Licensee of any substitution of such counsel, foreign agents or annuity service providers within [***] after such substitution. Before each submission is filed, Pfizer will provide Licensee a reasonable opportunity to review and comment on proposed, substantive submissions to any patent office and reasonably consider any comments provided by Licensee’s patent counsel. Pfizer will keep Licensee reasonably informed of the status of the Licensed Patent Rights, Pfizer Developed IP and Joint Developed IP by timely providing Licensee copies of significant communications relating to such Patent Rights that are received from any patent office or patent counsel of record or foreign associate of which Pfizer receives. Pfizer will provide Licensee with a written update of the Licensed Patent Rights listed on Schedule 1.87 which it prepares, files, prosecutes or maintains once every [***] or upon reasonable request by Licensee.

9.3.2   Licensee Patent Prosecution and Maintenance. Licensee will be responsible for filing, prosecuting (including in connection with any reexaminations, revocation proceedings, inter partes reviews, oppositions and the like) and maintaining the Licensee Developed IP in the Territory and in Licensee’s name [***]. If Licensee elects not to file a patent application for Licensee Developed IP in a jurisdiction in the ROW or elects to cease the prosecution or maintenance of any Licensee Developed IP in a jurisdiction in the ROW, Licensee will provide Pfizer with written notice [***] before any action is required, upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent. In such event, Licensee will permit Pfizer to file or continue prosecution or maintenance of any such Patent Right within the Licensee Developed IP in such jurisdiction, [***]. During the Term, Licensee will provide notice to Pfizer of any substitution of such counsel, foreign agents or annuity service providers within [***] after such substitution. Before each submission is filed, Licensee will provide Pfizer a reasonable opportunity to review and comment on proposed, substantive submissions to any patent office and reasonably consider any comments provided by Pfizer’s patent counsel. Licensee will keep Pfizer reasonably informed of the status of the Licensee Developed IP by timely providing Pfizer copies of significant communications relating to such Licensee Developed IP that are received from any patent office or patent counsel of record or foreign associate of which Licensee receives. Licensee will provide Pfizer with a written update of the Licensee Developed IP which it prepares, files, prosecutes or maintains once every [***] or upon reasonable request by Pfizer.

9.3.3   Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the Licensed Patent Rights and Joint Developed IP in the Territory under this Agreement. Cooperation shall include (a) executing all papers and instruments or requiring its employees or contractors to execute such papers to effectuate the ownership and rights, including Patent Right extensions, supplementary protection certificates and the like, under this Agreement; (b) assisting in any license registration processes applicable to a particular Governmental Authority; and (c) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Licensed Patent Rights and Joint Developed IP in the Territory.

9.3.4   Patent Term Extensions. Licensee shall provide Pfizer with notice of each marketing application and approval within [***] of such application and approval. Pfizer shall have the first right with respect to making decisions regarding patent term extensions, including supplementary protection certificates, patent term linkages and any other extensions that are now or in the future become available, wherever applicable (each, a “Patent Term Extension”), for Licensed Patent Rights in any country or other jurisdiction in connection with the Product. Prior to selecting any such Patent Rights for a Patent Term Extension in the United States and Japan, Pfizer shall notify Licensee of any such selection and, at Licensee’s request, discuss in good faith any issues or comments Licensee may have with respect to the selection of such Patent Rights, and Pfizer shall take into consideration Licensee’s reasonable comments. Pfizer shall have the responsibility of applying for any Patent Term Extension with respect to such Patent Rights and the Products in the Territory. Pfizer shall consult with Licensee and keep Licensee fully informed of its efforts to obtain such Patent Term Extension in the United States and Japan. As reasonably requested by Pfizer in writing, Licensee shall cooperate, [***], in obtaining such Patent Term Extension in the United States and Japan. Pfizer agrees to execute and deliver such further authorizations and instruments in advance of submission to provide Licensee with reasonable comment rights and Pfizer agrees to take into consideration such further actions as may be requested by Pfizer to implement the foregoing. If Pfizer does not exercise its rights to file Patent Term Extensions on any Licensed Patent Right in the United States and Japan, Licensee shall have the right, on a country-by-country basis to file a Patent Term Extension for such Licensed Patent Rights [***]; provided, however, that Licensee shall not have such right in a country if such filing by Licensee would preclude Pfizer from filing a Patent Term Extension for another Patent Right of Pfizer’s choosing in such country.

9.3.5   Failure to Prosecute or Maintain Licensed Patent Rights, Pfizer Developed IP, or Joint Developed IP. Unless otherwise agreed in writing by Licensee, Pfizer shall file, prosecute (including in connection with any reexaminations, revocation proceedings, inter partes reviews, oppositions and the like) and maintain each of the Licensed Patent Rights for at least [***] after the Effective Date. After the [***] anniversary of the Effective Date with respect to Licensed Patent Rights or at any time with respect to Pfizer Developed IP or Joint Developed IP, in the event Pfizer elects to forego filing, prosecution or maintenance of the Licensed Patent Rights, Pfizer Developed IP or Joint Developed IP in the United States or Japan, Pfizer shall notify Licensee of such election at least [***] prior to any filing or payment due date, or any other due date that requires action (“Pfizer Election Notice”). Upon receipt of a Pfizer Election Notice, Licensee shall be entitled, upon written notice to Pfizer, at its sole discretion [***], to file or to continue the prosecution or maintenance of such Patent Right in such country in Licensee’s name using counsel of its own choice [***]. As of the date Pfizer provides Licensee such Pfizer Election Notice, Licensee shall have the right, at its discretion, to either (a) terminate the applicable license to such specific Licensed Patent Right or Pfizer Developed IP or (b) convert the license granted in Section 2.1.1 under such Patent Right to a non-exclusive and non-sublicensable license. In each case, Pfizer shall promptly take all necessary steps to allow Licensee to take over prosecution and maintenance and will have no further rights in respect of the filing, maintenance or enforcement of such Patent Right.

9.3.6   Failure to Prosecute or Maintain Licensee Developed IP. In the event that Licensee elects to forego filing, prosecution or maintenance of Licensee Developed IP in the U.S. or Japan, Licensee shall notify Pfizer of such election at least [***] prior to any filing or payment due date, or any other due date that requires action (“Licensee Election Notice”). Upon receipt of a Licensee Election Notice, Pfizer shall be entitled, upon written notice to Licensee, at its sole discretion [***], to file or to continue the prosecution or maintenance of such Patent Right in such country in Pfizer’s name using counsel of its own choice [***]. As of the date Licensee provides Pfizer such Licensee Election Notice, Pfizer shall have the right, at its discretion, to terminate the applicable license to such specific Licensee Developed IP. In each case, Licensee shall promptly take all necessary steps to allow Pfizer to take over prosecution and maintenance and will have no further rights in respect of the filing, maintenance or enforcement of such Patent Right.

9.3.7 [***]

9.4           Trademarks.

9.4.1  Determination and Ownership of Product Trademarks. Licensee shall determine, in consultation with Pfizer, and exclusively own all right, title and interest in and to the Trademarks for Products Commercialized in the United States and Japan (the “Licensee Product Trademarks”), provided that if a Trademark cannot be registered or used under Applicable Law (for regulatory, trademark law or other legal reasons), such Trademark will not be used and an alternate Trademark will be selected by Licensee in consultation with Pfizer. Pfizer shall determine and select, in its sole discretion, the Trademarks for Products Commercialized in the ROW (the “Pfizer Product Trademarks”), including that Pfizer may elect, in its sole discretion, to use a Trademark which is identical to a Licensee Product Trademark as a Pfizer Product Trademark, and Pfizer shall exclusively own all right, title and interest in and to the Pfizer Product Trademarks.

9.4.2   Registration, Prosecution, Maintenance, Enforcement and Defense of Product Trademarks. Licensee shall have the right, using counsel of its own choice, to conduct clearance activities (including searches), register, prosecute, maintain and enforce the Licensee Product Trademarks [***]. Pfizer shall have the right, using counsel of its own choice, to conduct clearance activities (including searches), register, prosecute, maintain and enforce the Pfizer Product Trademarks [***].

9.4.3   Corporate Names. Each Party and its Affiliates will retain all right, title and interest in and to its and their respective house marks, corporate names and corporate logos. Each Party shall not, and shall cause its Affiliates and its or their respective sublicensees not to (a) do any act in connection with this Agreement that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the corporate names of the other Party or (b) attack, dispute or contest the validity of or ownership of the corporate names of the other Party anywhere in the world or any registrations issued or issuing with respect thereto. Each Party shall, and shall cause its Affiliates and its and their respective sublicensees to, conform (y) to the customary industry standards for the protection of the corporate names of the other Party and (z) to maintain the quality standards of the other Party with respect to the goods sold and services provided in connection with the corporate names of such other Party.

9.5   [***]

10.	INFRINGEMENT; MISAPPROPRIATION.

10.1       Notification. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Field and in the Territory of which it becomes aware, including (i) a Third Party application under BPCIA or licensure of a Biosimilar Product, (ii) any certification under a similar statutory or regulatory requirement in any non-United States country, claiming that any Licensed Patent Rights Covering the TL1A Antibody or any Product is invalid or that infringement will not arise from the Development, Manufacture or Commercialization of the proposed Biosimilar Product by such Third Party, or (iii) declaratory judgement action against any Licensed Patent Right in the Territory in connection with any such infringement (“Third Party Infringement”). Any such notice shall include a summary of available information that would support Licensee’s performance of its obligations under this Section 10.1.

10.2         Infringement Action.

10.2.1  Right of First Enforcement.

(a)    Pfizer shall have the first right (but not the obligation), [***], to control enforcement of the Licensed Technology and Joint Developed IP or any continuation or divisional thereof against any actual or threatened Third Party Infringement in the ROW and in Pfizer’s name [***]. Prior to commencing any such action, Pfizer shall consult with Licensee and shall give due consideration to Licensee’s timely and reasonable recommendations regarding the proposed action. Pfizer shall give Licensee timely notice of any proposed settlement of any such action instituted by Pfizer and shall not, without the prior written consent of Licensee, which shall not be unreasonably withheld, conditioned or delayed, enter into any settlement that would adversely affect the validity, enforceability or scope of the Licensed Technology. Subject to Pfizer’s rights set forth in Section 10.2.1(c) below, Licensee shall have the first right (but not the obligation), [***], to control enforcement of the Licensed Technology and Joint Developed IP against any Third Party Infringement in the United States and Japan. If Licensee elects to control enforcement in the United States, Pfizer shall cooperate, as reasonably requested by Licensee, in a manner consistent with this Section 10.2.1. Pfizer hereby authorizes Licensee to: (a) provide in any BLA or, in connection with the BPCIA, a list of Licensed Patent Rights and Pfizer Developed IP as required under the BPCIA; (b) exercise any rights exercisable by Licensee as an exclusive licensee under the BPCIA; and (c) exercise any rights that may be exercisable by Licensee as reference product sponsor under the BPCIA, including (1) engaging in the Patent Right resolution provisions of the BPCIA with regard to Pfizer Patent Rights Covering the TL1A Antibody or any Products; and (2) determining which Patent Rights will be the subject of an immediate patent infringement action under 42 U.S.C. § 262(l)(6) of the BPCIA; provided that with respect to Licensee’s exercise of rights under the BPCIA, Licensee shall consult with a representative of Pfizer designated by Pfizer in writing and qualified to receive confidential information pursuant to § 262(l)(1) of the BPCIA with respect to Licensee’s exercise of any rights exercisable as reference product sponsor, including providing such representative with timely copies of material correspondence relating to such matters, providing such representative the opportunity, reasonably in advance of any related Licensee action, to comment thereon and to consult with and consider in good faith the requests and suggestions of Pfizer with respect to such matters. In order to establish standing, Pfizer, upon the request of Licensee, agrees to timely commence or to join any such litigation [***], and to cooperate with Licensee in such litigation [***]. Licensee shall give Pfizer timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of Pfizer [***], which in the case of (i), (iii) and (iv) below shall not be unreasonably withheld, conditioned or delayed, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights, (ii) give rise to liability of Pfizer or its Affiliates, (iii) admit non-infringement of any Licensed Patent Rights, or (iv) otherwise impair Pfizer’s rights in any Licensed Technology or this Agreement.

(b)     If Pfizer does not, with respect to its first right of enforcement under Section 10.2.1(a), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of (i) [***] following Pfizer’s receipt of notice of the alleged infringement, or (ii) [***] before the expiration date for filing such actions, then Pfizer shall inform Licensee within earlier of (i) [***] following Pfizer’s receipt of notice of the alleged infringement, or (ii) [***] before the expiration date for filing such actions that Licensee shall have the right, at its sole discretion, to control such enforcement of the Licensed Technology in the ROW at its sole expense, [***]. Licensee will then notify Pfizer within [***] whether it elects to control such enforcement of the Licensed Technology in the ROW [***].

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10.2.2  Recoveries. Any recoveries resulting from an action instituted by Licensee relating to a claim of Third Party Infringement pursuant to Section 10.2.1(a) shall first be allocated [***] and any other amount [***] shall be further allocated as follows: such recoveries shall first be applied to reimburse each Party’s costs and expenses incurred in connection therewith. Any remaining recoveries shall be retained by (or if received by Pfizer, paid to) Licensee; [***]. If Licensee fails to institute an action or proceeding and Pfizer exercises its right to prosecute such infringement pursuant to Section 10.2.1(b), any remaining recoveries shall be retained by Pfizer.

11.	CONFIDENTIALITY [***].

11.1          Obligations. The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may only use the Confidential Information for exercising its rights and performing its obligations under this Agreement, and may only disclose the Confidential Information to [***] (collectively, “Recipients”) who have a need to know such information for exercising its rights and performing its obligations under this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. All obligations of confidentiality under this Agreement shall survive expiration or termination of this Agreement for a period of [***].

11.2          Exceptions.

11.2.1  Disclosure Required by Law. The restrictions set forth in this Section 11 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws, the rules of any recognized stock exchange or any Order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is required to disclose under Applicable Laws or the rules of any recognized stock exchange or such Order as advised by the receiving Party’s legal counsel; provided that before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.2.1, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advanced notice as is feasible under the circumstances, and giving consideration to the comments of the other Party. For the avoidance of doubt, Licensee shall be permitted to file this Agreement with the Securities and Exchange Commission in connection with an initial public offering of Licensee’s stock or as otherwise required by Applicable Law; provided that Licensee shall, [***], seek such confidential treatment of confidential portions of this Agreement as may be reasonably requested by Pfizer. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each Party (and each employee, representative or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of, and tax strategies relating to, the transactions in which such Party participates pursuant to this Agreement. For this purpose, “tax structure” is limited to any facts relevant to the United States federal income tax treatment of such transactions and does not include information relating to the specific identity of the Parties.

11.2.2  Disclosure to Assignee of Payments.

(a)     In the event that Pfizer wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Licensee Royalties payable hereunder, Pfizer may disclose to a Third Party Confidential Information of Licensee reasonably relevant to such Licensee Royalties in connection with any such proposed assignment, provided that Pfizer shall hold such Third Parties to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

(b)    In the event that Licensee wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Pfizer Royalties payable hereunder, Licensee may disclose to a Third Party Confidential Information of Pfizer reasonably relevant to such Pfizer Royalties in connection with any such proposed assignment, provided that Licensee shall hold such Third Parties to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

11.2.3 [***]

11.2.4 Use of Residuals. The restrictions set forth in this Section 11 shall not apply to the use of Residuals in accordance with Section 2.6.

11.3       Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a single copy of Confidential Information for the sole purpose of (i) ascertaining its rights and responsibilities in respect of such information and (ii) exercising its rights that expressly survive the expiration or termination of this Agreement and (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up.

11.4  [***]

12.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

12.1        Representations, Warranties and Covenants by Each Party. Each Party represents and warrants to the other Party as of the Effective Date, and covenants that:

12.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

12.1.2 it has full corporate power and authority to execute, deliver, and perform under the Transaction Agreements to which it will be a party, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of the Transaction Agreements to which it will be a party and the consummation of the transactions contemplated by the Transaction Agreements to which it will be a party;

12.1.3  the Transaction Agreements to which it will be a party will, at and after the Closing, constitute a valid and binding agreement enforceable against it in accordance with their terms;

12.1.4 all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with the Transaction Agreements to which it will be a party have been obtained; and

12.1.5 the execution and delivery of the Transaction Agreements to which it will be a party and all other instruments and documents required to be executed pursuant to the Transaction Agreements to which it will be a party, and the consummation of the transactions contemplated thereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations thereunder; or (iii) violate any Applicable Law.

12.2        Representations, Warranties and Covenants by Pfizer. Pfizer represents and warrants to Licensee as of the Effective Date, and covenants that:

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12.3         Representations, Warranties and Covenants by Licensee.

[***]

12.4       Representations, Warranties and Covenants Related to Anti-Corruption Laws and Healthcare Laws. Without limiting the generality of Section 12.3.2, Licensee represents, warrants and covenants to Pfizer as of the Effective Date as follows:

[***]

12.5       Representations, Warranties and Covenants Related to Global Trade Control Laws. Without limiting the generality of Section 12.3.2, Licensee represents, warrants and covenants to Pfizer as follows:

[***]

12.6         No Action Required Which Would Violate Law. In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause such Party to violate any Applicable Law, including the Anti-Corruption Laws and Global Trade Control Laws.

12.7         No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 12, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 12, ANY INFORMATION OR MATERIALS PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

12.8        Disclaimer. Licensee hereby expressly acknowledges and agrees that Pfizer makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets that may have been provided to Licensee. Licensee (a) specifically disclaims that it is relying upon or has relied upon any representations or warranties other than as set forth in Sections 12.1 and 12.2, that may have been made by any Person, and acknowledges and agrees that Pfizer and its Affiliates specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person, (b) specifically disclaims any obligation or duty by Pfizer and its Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Sections 12.1 and 12.2 and (c) is entering into the transactions contemplated hereby and acquiring the Licensed Technology in connection with the transactions contemplated hereby subject only to the specific representations and warranties of Pfizer set forth in Sections 12.1 and 12.2. Licensee hereby further acknowledges that (i) it has conducted, to its satisfaction, an independent investigation, due diligence review and verification of the Licensed Technology and (ii) it is an informed and sophisticated Person and has engaged advisors experienced in the evaluation and consummation of transactions of the type contemplated hereunder.

12.9        Other Government Approvals. Each of Licensee and Pfizer shall cooperate with the other Party and shall use reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers required in connection with this Agreement, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

13.	INDEMNIFICATION

13.1         Indemnification by Licensee. From and after the Closing, Licensee agrees to indemnify, hold harmless and defend Pfizer and its Affiliates, and its and their respective officers, directors, employees, contractors, agents and successors and assigns (collectively, “Pfizer Indemnitees”), from and against any Losses to the extent arising or resulting from: (a) [***], (d) the negligence, recklessness or wrongful intentional acts or omissions of Licensee or its Affiliates, contractors, subcontractors or sublicensees in the exercise of their rights or performance of their obligations hereunder, (e) breach by Licensee of any representation, warranty or covenant as set forth in this Agreement or (f) breach by Licensee of the scope of the license set forth in Section 2.1. Notwithstanding the foregoing, Licensee shall not be liable and have no obligation to indemnify Pfizer to the extent such losses arise out of or result from (a) the breach by Pfizer of any representation, warranty or covenant set forth in this Agreement, or (b) the negligence, recklessness, wrongful intentional act or omission, or violation of Applicable Law by any Pfizer Indemnitee.

13.2         Indemnification by Pfizer. From and after the Closing, Pfizer agrees to indemnify, hold harmless and defend Licensee and its Affiliates, and its and their respective officers, directors, employees, agents and successors and assigns (collectively, “Licensee Indemnitees”), from and against any Losses to the extent arising or resulting from: (a) the negligence, recklessness or wrongful intentional acts or omissions of Pfizer or its Affiliates, contractors, subcontractors or sublicensees in the exercise of their rights or performance of their obligations hereunder, (b) [***], or (d) breach by Pfizer of any representation, warranty or covenant as set forth in this Agreement. Pfizer shall not be liable and have no obligation to indemnify Licensee to the extent such losses arise out of or result from (a) the breach by Licensee of any representation, warranty or covenant set forth in this Agreement, or (b) the negligence, recklessness, wrongful intentional act or omission, or violation of Applicable Law by any Licensee Indemnitee.

13.3         Indemnification Procedure for Third Party Claims. In connection with any claim of a Third Party for which a Pfizer Indemnitee or Licensee Indemnitee (either of the foregoing, the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party shall: (a) give the Indemnifying Party prompt written notice of the claim, the amount or the estimated amount of damages sought under such claim to the extent then ascertainable and, to the extent practicable, any other material details pertaining thereto; provided, however, that failure to provide such notice or to include the foregoing information shall not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, [***], in connection with the defense and settlement of the claim; and (c) permit the Indemnifying Party to assume control of the defense and settlement of the claim, [***]; provided, however, that the Indemnifying Party may not settle the claim without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless such settlement (x) provides for the payment by the Indemnifying Party of money as sole relief for the claimant (other than as contemplated by the Deductible), (y) results in the full and general release of the Indemnified Party from all liabilities arising or resulting from such claim, and (z) involves no finding or admission of any violation of Applicable Law or the rights of any Person and does not have an effect on any other claims that may be made against the Indemnified Party. If the Indemnifying Party does not assume control of the defense and settlement of such claim, then the Indemnified Party shall control the defense and settlement of such claim with counsel of its selection, [***]. Either the Indemnified Party (if such claim is controlled by the Indemnifying Party) or the Indemnifying Party (if such claim is controlled by the Indemnified Party) shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection [***]. Notwithstanding the foregoing, if the Indemnifying Party assumes control of the defense and settlement of such claim, the Indemnified Party will have the right to employ separate counsel, [***], in connection with the defense and settlement of the claim if: (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and Indemnifying Party that would make such separate representation advisable. In the event that the Indemnified Party controls the defense and settlement of such claim, the Indemnified Party may not settle such claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

13.4        Indemnification Procedure for Direct Claims. In connection with any claim for indemnification that an Indemnified Party wishes to make pursuant to this Agreement that does not arise or result from a claim by a Third Party, the Indemnified Party shall give the Indemnifying Party prompt written notice of such claim, the section(s) of this Agreement that form the basis of the claim for indemnification, the amount or the estimated amount of damages sought under such claim to the extent then ascertainable and, to the extent practicable, any other material details pertaining thereto; provided, however, that failure to provide such notice or to include the foregoing information shall not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure. Upon receipt of any such notice, the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such claim within [***] of the Indemnified Party’s receipt of such notice. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such [***] period, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such claim.

14.	LIMITATION OF LIABILITY.

14.1        Damages Waiver. EXCEPT FOR [***], NEITHER PARTY SHALL BE LIABLE TO ANY PERSON HEREUNDER FOR ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR ANY DAMAGES THAT ARE SPECULATIVE OR NOT REASONABLY FORESEEABLE AS A PROXIMATE RESULT OF THE BREACH BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER THIS AGREEMENT, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

14.2  [***]

14.3  [***]

14.4         Survival. The representations and warranties contained in this Agreement shall survive the Closing until the [***] of the Effective Date, except that (a) the representations and warranties contained in Section 12.1 shall survive the Closing until [***] after expiration of the relevant statute of limitations period, and (b) the representations and warranties contained in Section 12.2.4 shall survive the Closing until the [***] of the Effective Date, and, in each case, all rights to indemnification hereunder for any breach of or inaccuracy in any representation or warranty shall terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any representation or warranty or for misrepresentation or inaccuracy shall be commenced after, such date. All covenants and agreements of the Parties requiring performance in full prior to the Effective Date shall survive until the Effective Date and all other covenants and agreements contained herein shall survive until the expiration of the relevant statute of limitations period, and, in each case, all rights to indemnification hereunder for any breach of any covenant or agreement shall terminate and expire on, and no action or proceedings seeking damages or other relief for breach of any covenant or agreement shall be commenced after, such date. In the event that notice of any claim for indemnification under Section 13 has been given pursuant to Section 13.3 or Section 13.4, as the case may be, within the applicable survival period, the representations, warranties, covenants or agreements that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved.

14.5        Exclusive Remedy. Except for any claim for Fraud, gross negligence or willful misconduct, the provisions of Section 13 and this Section 14 shall be the exclusive monetary remedy of the Parties for any matter subject to indemnification pursuant to Section 13, except (a) as set forth in Section 18.4 and (b) to the extent the procedures of Section 2.1.5 would fully mitigate Losses with respect to a breach of any representation or warranty in this Agreement, the procedures of Section 2.1.5 will be the sole and exclusive remedy of the Licensee Indemnitees for any such breach.

14.6         Insurance Recovery. Notwithstanding the foregoing, the indemnifiable Losses shall be net of (a) the amount of any insurance proceeds actually received by the Indemnified Party (offset by any increase in premium resulting therefrom and after deducting therefrom the full amount of the out-of-pocket fees, costs and expenses incurred by it in procuring such recovery and any taxes payable or expected to be payable thereon), and each Indemnified Party agrees to file claims under each applicable insurance policy and to use commercially reasonable efforts to pursue all such insurance claims (but, shall not include an obligation to commence litigation), (b) any indemnity or contribution amounts actually recovered by such Indemnified Party from a Third Party in respect of such indemnifiable Losses (after deducting therefrom the full amount of the out-of-pocket fees, costs and expenses incurred by it in procuring such recovery and any taxes payable or expected to be payable thereon), and (c) the amount of any actual reduction in net taxes as a result of such indemnifiable Losses, solely for the taxable year of the incurrence, accrual or payment of such indemnifiable Losses (treating any such benefit as the last item of deduction for the applicable tax year).

14.7        No Set-Off. Notwithstanding anything to the contrary, neither Party shall set off any indemnifiable Losses against the Licensee Royalties or Pfizer Royalties, as applicable, that would otherwise be payable to the other Party pursuant to Section 7.

15.	TERM; TERMINATION.

15.1        Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire, on a Product-by-Product and country-by-country basis, on the expiration of the applicable Royalty Term, unless earlier terminated, as provided in this Section 15. Upon expiration of the Term for any Product, the licenses granted to Licensee under this Agreement shall become fully paid-up, royalty-free, transferable, perpetual and irrevocable, with the right to grant sublicenses, through multiple tiers, with respect to such Product in the Field in the Territory.

15.2        Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety in the event the other Party materially breaches any of its obligations hereunder and fails to cure such breach within [***] of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such [***] period, and breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [***]; and provided, further, that in the event that any such material breach by the breaching Party is limited to one or more (but not all) Products or countries, then the non-breaching Party shall have right to terminate solely with respect to all such Products or countries, as applicable. Any termination by a Party under this Section 15.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the breaching Party.

15.3      Termination for Convenience. At any time, Licensee shall have the right to terminate [***].

15.4  [***]

15.5         Effects of Termination.

15.5.1  Termination in its Entirety by Licensee for Cause or by Pfizer for [***]. In the event that Licensee terminates this Agreement in its entirety pursuant to Section 15.2 or if Pfizer terminates this Agreement in its entirety pursuant to Section 15.4, the following shall apply:

(a)     Rights and Obligations. Except as otherwise provided herein, including pursuant to Section 15.6, all rights and obligations of each Party hereunder shall cease, including, for clarity, all licenses granted to Pfizer hereunder.

(b)    Licenses. All rights and licenses granted to Licensee hereunder shall become fully paid-up, irrevocable and perpetual [***].

(c)    Transition. During the notice period provided in Section 15.2, at Licensee’s sole option, Licensee shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 15.5.1(c).

(i)        Continued Exploitation. At Licensee’s request [***], Pfizer shall continue on-going Exploitation for a mutually agreed-upon period following the termination of this Agreement, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Licensee chooses not to continue a Clinical Trial initiated by Pfizer, [***] of winding down such Clinical Trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)       Technology Transfer. At Licensee’s request, Pfizer shall make available to Licensee all currently available records and data which exist and are Controlled by Pfizer as of the effective date of termination and are necessary or useful for Licensee to continue Commercializing and Exploiting the TL1A Antibody and Products in the Field in the Territory.

(iii)         Regulatory Matters. At Licensee’s request, Pfizer shall transfer and assign to Licensee (or its designee) all Regulatory Approvals and Regulatory Filings held by Pfizer with respect to the TL1A Antibody and Products, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Pfizer shall permit Licensee to cross-reference and rely upon such Regulatory Approvals and Regulatory Filings. Pfizer shall make available to Licensee copies of all regulatory documentation and records related to the TL1A Antibody and Products, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for the TL1A Antibody and Products from Pfizer to Licensee [***].

(iv)         Trademarks. Licensee shall have, and Pfizer does hereby grant to Licensee, a fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the Pfizer Product Trademarks, if any, solely for the purpose of using, Developing, Commercializing and Manufacturing the Products in the ROW. Licensee shall have a transitional license to use Pfizer’s Trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing the Products.

(v)           Inventory and Supply. At Licensee’s request, Pfizer shall transfer to Licensee (or its designee) all TL1A Antibody and Product, components and in-process inventory held by Pfizer with respect to the Manufacture of the TL1A Antibody and Products as of such date of termination, if any. At Licensee’s request, if Pfizer has licensed to a CMO to Manufacture the TL1A Antibody or Products, Pfizer shall promptly assign such license to Licensee (to the extent allowed under such license), or if not, Pfizer shall continue to Manufacture or have Manufactured the Products for a period of not less than [***], including, at Licensee’s request, a reasonable stock build. Licensee shall pay to Pfizer [***] of manufacturing associated with inventory and the TL1A Antibody or Product received by Licensee pursuant to this Section 15.5.1(c)(v).

(vi)          Third Party Agreements. At Licensee’s request, to the extent Pfizer is able to do so, Pfizer shall assign to Licensee (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the TL1A Antibody and Products. With respect to Third Party agreements that Pfizer is not able to assign to Licensee, Pfizer shall cooperate to give Licensee the benefit of such contracts for a reasonable transitional period.

15.5.2 Termination of Terminated Territory by Licensee for Cause. In the event that Licensee terminates this Agreement with respect to a Terminated Territory, as applicable, pursuant to Section 15.2 (but not in the case of any termination of this Agreement in its entirety), the following shall apply:

(a)     Rights and Obligations. Except as otherwise provided herein, including pursuant to Section 15.6, this Agreement shall automatically be deemed to be amended to exclude the rights and obligations of Pfizer hereunder with respect to such Terminated Territory, including, for clarity, all licenses granted to Pfizer hereunder with respect to such Terminated Territory.

(b)    Licenses. All rights and licenses granted to Licensee hereunder shall become fully paid-up, irrevocable and perpetual with respect to such Terminated Territory [***].

(c)    Transition. During the notice period provided in Section 15.2, at Licensee’s sole option, Licensee shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 15.5.2(c).

(i)        Continued Exploitation. At Licensee’s request [***], Pfizer shall continue on-going Exploitation with respect to such Terminated Territory, for a mutually agreed-upon period following the termination of this Agreement with respect to the Terminated Territory, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Licensee chooses not to continue a Clinical Trial initiated by Pfizer, [***] of winding down such Clinical Trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)        Technology Transfer. At Licensee’s request, Pfizer shall make available to Licensee all currently available records and data which exist and are Controlled by Pfizer with respect to such Terminated Territory, as of the effective date of termination and are necessary or useful for Licensee to continue Commercializing and Exploiting the Products in such Terminated Territory.

(iii)         Regulatory Matters. At Licensee’s request, Pfizer shall transfer and assign to Licensee (or its designee) all Regulatory Approvals and Regulatory Filings held by Pfizer with respect to such Terminated Territory, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Pfizer shall permit Licensee to cross-reference and rely upon such Regulatory Approvals and Regulatory Filings. Pfizer shall make available to Licensee copies of all regulatory documentation and records related to such Terminated Territory, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities with respect to such Terminated Territory, from Pfizer to Licensee.

(iv)         Trademarks. Licensee shall have, and Pfizer does hereby grant to Licensee, a fully paid-up, royalty-free, worldwide (except in the event that Licensee terminates this Agreement with respect to a Terminated Territory, and such Terminated Territory is in the ROW, in which case, such license shall be solely for the Terminated Territory) transferable, sublicensable, perpetual and irrevocable license to use the Pfizer Product Trademarks associated with all Products with respect to the Terminated Territory, if any, solely for the purpose of using, Developing, Commercializing and Manufacturing with respect to the Terminated Territory. Licensee shall have a transitional license to use Pfizer’s Trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing all Products with respect to the Terminated Territory.

(v)           Inventory and Supply. At Licensee’s request, Pfizer shall transfer to Licensee (or its designee) all TL1A Antibody and Product, components and in-process inventory held by Pfizer with respect to the Terminated Territory, as of such date of termination, if any. At Licensee’s request, if Pfizer has licensed to a CMO to Manufacture any Products with respect to the Terminated Territory, and if Pfizer is able to do so, Pfizer shall promptly assign such license to Licensee, or if not, Pfizer shall continue to Manufacture or have Manufactured any Products with respect to the Terminated Territory, for a period of not less than [***], including, at Licensee’s request, a reasonable stock build. Licensee shall pay to Pfizer [***] of manufacturing associated with inventory and the TL1A Antibody or Product received by Licensee pursuant to this Section 15.5.2(c)(v).

(vi)          Third Party Agreements. At Licensee’s request, to the extent Pfizer is able to do so, Pfizer shall assign to Licensee (or its designee) any agreements with Third Parties with respect to such Terminated Territory. With respect to Third Party agreements that Pfizer is not able to assign to Licensee, Pfizer shall cooperate to give Licensee the benefit of such contracts for a reasonable transitional period.

15.5.3          Termination in its Entirety by Pfizer for Cause; Termination in its Entirety for Convenience by Licensee. In the event that (i) Pfizer terminates this Agreement in its entirety pursuant to Section 15.2, or (ii) Licensee terminates this Agreement in its entirety pursuant to Section 15.3 the following shall apply:

(a)     Rights and Obligations. Except as otherwise provided herein, including pursuant to Section 15.6, all rights and obligations of each Party hereunder shall cease, including, for clarity all licenses granted to Licensee hereunder.

(b)    Licenses. Licensee hereby grants to Pfizer and its Affiliates, an exclusive, sublicensable, royalty-free, full paid-up, irrevocable, worldwide and perpetual right and license, with the right to assign and grant sublicenses, under the Licensee Developed IP, as it exists as of the effective date of termination, to Exploit the Products in the Field in the Territory.

(c)     Transition. During the notice period provided in Section 15.2 and Section 15.3 as applicable to such termination, at Pfizer’s sole option, Pfizer shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 15.5.3(c).

(i)           Continued Exploitation. At Pfizer’s request [***], Licensee shall continue on-going Exploitation for a mutually agreed-upon period following the termination of this Agreement, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Pfizer chooses not to continue a Clinical Trial initiated by Licensee, [***] of winding down such Clinical Trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)          Technology Transfer. At Pfizer’s request, Licensee shall make available to Pfizer all currently available records and data which exist and are Controlled by Licensee as of the effective date of termination and are necessary or useful for Pfizer to continue Exploiting the TL1A Antibody and Products in the Field in the Territory.

(iii)          Regulatory Matters. Licensee shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals and Regulatory Filings held by Licensee with respect to the TL1A Antibody and Products, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals and Regulatory Filings. Licensee shall make available to Pfizer copies of all regulatory documentation and records related to the TL1A Antibody and Products, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for the TL1A Antibody and Products from Licensee to Pfizer.

(iv)          Trademarks. Pfizer shall have, and Licensee does hereby grant to Pfizer, a fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the Licensee Product Trademarks solely for the purpose of using, Developing, Commercializing and Manufacturing the Products in the U.S. and Japan. Pfizer shall have a transitional license to use Licensee’s Trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing the Products.

(v)          Inventory and Supply. At Pfizer’s request, Licensee shall transfer to Pfizer (or its designee) all TL1A Antibody and Product, components and in-process inventory held by Licensee with respect to the Manufacture of the TL1A Antibody and Products as of such date of termination. At Pfizer’s request, if Licensee has sublicensed to a CMO to Manufacture the TL1A Antibody or Products, Licensee shall promptly assign such sublicense to Pfizer, or if not, Licensee shall continue to Manufacture or have Manufactured the Products for a period of not less than [***], including, at Pfizer’s request, a reasonable stock build. Pfizer shall pay to Licensee [***] of manufacturing associated with inventory and any TL1A Antibody or Product received by Pfizer pursuant to this Section 15.5.3(c)(v).

(vi)          Third Party Agreements. At Pfizer’s request, to the extent Licensee is able to do so, Licensee shall assign to Pfizer (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the TL1A Antibody and Products. With respect to Third Party agreements that Licensee is not able to assign to Pfizer, Licensee shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period.

15.5.4  Terminated Territory by Pfizer for Cause. In the event that Pfizer terminates this Agreement with respect to a Terminated Territory, pursuant to Section 15.2 (but not in the case of any termination of this Agreement in its entirety), the following shall apply:

(a)     Rights and Obligations. Except as otherwise provided herein, including pursuant to Section 15.6, this Agreement shall automatically be deemed to be amended to exclude the rights and obligations of Licensee hereunder with respect to such Terminated Territory, including for clarity, all licenses granted to Licensee hereunder with respect to such Terminated Territory.

(b)     Licenses.

(i)          All rights and licenses granted to Pfizer hereunder shall become fully paid-up, irrevocable and perpetual with respect to such Terminated Territory.

(ii)         If Pfizer terminates this Agreement with respect to a Terminated Territory, Licensee hereby grants to Pfizer and its Affiliates, an exclusive, sublicensable, royalty-free, fully paid-up, irrevocable, and perpetual right and license, with the right to assign and grant sublicenses, under the Licensee Developed IP, as it exists as of the effective date of termination, to Exploit the Products in the Field in the Terminated Territory.

(c)          Transition. During the notice period provided in Section 15.2, at Pfizer’s sole option, Pfizer shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 15.5.4(c).

(i)          Continued Exploitation. At Pfizer’s request [***], Licensee shall continue on-going Exploitation with respect to such Terminated Territory, for a mutually agreed-upon period following the termination of this Agreement with respect to the Terminated Territory, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Pfizer chooses not to continue a Clinical Trial initiated by Licensee pursuant to this Section 15.5.4(c)(i), [***] of winding down such Clinical Trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)          Technology Transfer. At Pfizer’s request, Licensee shall make available to Pfizer all currently available records and data which exist and are Controlled by Licensee with respect to such Terminated Territory, as of the effective date of termination, and are necessary or useful for Pfizer to continue Exploiting the Products in such Terminated Territory.

(iii)        Regulatory Matters. At Pfizer’s request, Licensee shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals and Regulatory Filings held by Licensee with respect to such Terminated Territory, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals and Regulatory Filings. Licensee shall make available to Pfizer copies of all regulatory documentation and records related to such Terminated Territory, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities with respect to such Terminated Territory, from Licensee to Pfizer.

(iv)          Trademarks. Pfizer shall have, and Licensee does hereby grant to Pfizer, a fully paid-up, royalty-free, worldwide (except in the event that Pfizer terminates this Agreement with respect to a Terminated Territory, and such Terminated Territory is in the U.S. or Japan, in which case, such license shall be solely for the Terminated Territory) transferable, sublicensable, perpetual and irrevocable license to use the Licensee Product Trademarks associated with all Products with respect to the Terminated Territory, solely for the purpose of using, Developing, Commercializing and Manufacturing with respect to the Terminated Territory. Pfizer shall have a transitional license to use Licensee’s Trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing all Products with respect to a Terminated Territory.

(v)           Inventory and Supply. At Pfizer’s request, Licensee shall transfer to Pfizer (or its designee) all TL1A Antibody and Product, components and in-process inventory held by Licensee with respect to the Terminated Territory, as of such date of termination. At Pfizer’s request, if Licensee has sublicensed to a CMO to Manufacture any Products with respect to the Terminated Territory, Licensee shall promptly assign such sublicense to Pfizer, or if not, Licensee shall continue to Manufacture or have Manufactured with respect to any Products with respect to the Terminated Territory, for a period of not less than [***], including, at Pfizer’s request, a reasonable stock build. Pfizer shall pay to Licensee [***] of manufacturing associated with inventory and any TL1A Antibody or Product received by Pfizer pursuant to this Section 15.5.4(c)(v).

(vi)          Third Party Agreements. At Pfizer’s request, to the extent Licensee is able to do so, Licensee shall assign to Pfizer (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture in the Terminated Territory. With respect to Third Party agreements that Licensee is not able to assign to Pfizer, Licensee shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period.

15.6         Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, (a) the provisions of Sections 1 (Definitions), 8 (Records; Audit Rights), 9.1 (Pre-existing IP), Sections 11.1 through 11.3 (Confidentiality), 13 (Indemnification), 14 (Limitation of Liability), 15.5 (Effects of Termination), 15.6 (Survival), 17 (Insurance) and 18 (General Provisions) shall survive expiration or termination of this Agreement and (b) [***]. If this Agreement is terminated with respect to a Terminated Territory, but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to such Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety or as otherwise necessary for any of Pfizer and its Affiliates and its and their sublicensees to exercise their rights to such Terminated Territory) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect.

15.7         365(n) Rights. All rights and licenses now or hereafter granted to Licensee under or pursuant to this Agreement, including Sections 2.1.1 and 2.1.2, are rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). Pfizer hereby grants to Licensee a right of access and to obtain possession of and to benefit from the Licensed Know-How, which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Pfizer agrees not to interfere with Licensee’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use commercially reasonable efforts to assist Licensee to obtain such intellectual property and embodiments thereof in the possession or control of Affiliates or Third Parties as reasonably necessary or desirable for Licensee to exercise such rights and licenses in accordance with this Agreement. The Parties acknowledge and agree that all payments by Licensee to Pfizer under this Agreement, other than Licensee Royalties, do not constitute “royalties” within the meaning of Bankruptcy Code § 365(n) or relate to licenses of intellectual property hereunder. Conditioned upon satisfaction of the requirements of Section 365(b) of the Bankruptcy Code, Pfizer hereby consents to assumption of this Agreement in a case filed by or against Licensee under the Bankruptcy Code.

16.	PUBLICITY; PUBLICATIONS.

16.1       Use of Names. Subject to Pfizer’s rights pursuant to Section 15.5.3(c)(iv), neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered Trademarks of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance; provided, however, that Licensee and any of its Affiliates or sublicensees may state publicly that Licensee has received, or been sublicensed under, a license from Pfizer to Exploit the TL1A Antibody and Products.

16.2       Press Releases. The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement, the rights granted hereunder, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided that a Party desiring to make such public disclosure may issue such press release or public announcement without such prior written consent by the other Party if (a) the entire contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (b) such press release or public announcement does not materially differ from a previously issued press release or other publicly available information. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party at least [***] prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange.

16.3        Publications. During the Term, subject to the final sentence of this Section 16.3, Licensee shall have the sole right to make any academic, scientific or medical publication or public presentation related to the TL1A Antibody and Products; provided that written copies of such proposed publication or presentation shall be submitted to Pfizer for review no later than [***] before submission for publication or presentation (the “Review Period”). [***]

17.	INSURANCE

17.1         Licensee Insurance Requirements. Licensee will maintain during the Term and until the later of (a) [***] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Products have expired, commercial general liability insurance from a minimum “A-” AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than [***] U.S. Dollars per occurrence and [***] U.S. Dollars in the aggregate. Licensee has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Licensee’s liability hereunder. Such policies shall name Pfizer and its Affiliates as additional insured via form CG20101185 or its equivalent (usually for US, Canada and Puerto Rico exposures) or indemnify Pfizer and its Affiliates, as principal (usually for rest of world exposures) and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Licensee shall also maintain statutory workers’ compensation and employers liability with a minimum of [***] U.S. Dollars per occurrence. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Any deductibles or retentions for such insurance shall be assumed by Licensee.

17.2        Licensee Policy Notification. Licensee shall provide Pfizer with certified copies of such policies or original (electronic is acceptable) certificates of insurance evidencing such insurance (a) prior to execution by both Parties of this Agreement, and (b) the earlier of annually thereafter or prior to expiration of any one coverage. Licensee shall provide that Pfizer shall be given at least [***] written notice prior to cancellation, termination or any material change to restrict the coverage or reduce the limits afforded.

17.3       Pfizer Insurance Requirements. Pfizer, as sponsor of the UC Study, will maintain during the Term and until the later of (a) [***] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Products have expired, commercial general liability insurance from a minimum “A-” AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than [***] U.S. Dollars per occurrence and [***] U.S. Dollars in the aggregate. Pfizer has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Pfizer’s liability hereunder. Such policies shall name Licensee and its Affiliates as additional insured via form CG20101185 or its equivalent (usually for US, Canada and Puerto Rico exposures) or indemnify Licensee and its Affiliates, as principal (usually for rest of world exposures) and provide a waiver of subrogation in favor of Licensee and its Affiliates. Pfizer shall also maintain statutory workers’ compensation and employer’s liability with a minimum of [***] U.S. Dollars per occurrence. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Licensee or its Affiliates. Any deductibles or retentions for such insurance shall be assumed by Pfizer. Pfizer’s insurance obligations can be met through a combination of insurance and/or self-insurance.

17.4          Pfizer Policy Notification. Pfizer shall provide Licensee with original (electronic is acceptable) certificates of insurance evidencing such insurance (a) prior to execution by both Parties of this Agreement, and (b) the earlier of annually thereafter or prior to expiration of any one coverage. Pfizer shall provide that Licensee shall be given at least [***] written notice prior to cancellation, termination or any material change to restrict the coverage or reduce the limits afforded.

18.	GENERAL PROVISIONS

18.1         Assignment. For purposes of this Section 18.1, any Change of Control shall be deemed an assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) either Party may assign to a Third Party such Party’s rights to receive some or all of the Fees payable hereunder, (b) either Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of other Party, provided that Licensee shall not assign all or substantially all of its rights and obligations hereunder to one or more of its Affiliates (other than [***] or any direct or indirect wholly owned subsidiary of [***]) without the prior written consent of Pfizer; and (c) either Party may assign this Agreement in connection with a Change of Control of such Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

18.2          Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

18.3         Governing Law; Dispute Resolution.

18.3.1  This Agreement shall be governed by and construed in all respects in accordance with the internal laws of the State of New York, as such laws are applied to agreements among New York residents entered into and performed entirely within New York, without giving effect to conflict-of-law principles thereof.

18.3.2  With support from the Alliance Managers, the Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or action arising from or related to this Agreement or the breach thereof. Subject to Section 18.3.8, in the event that the Parties cannot resolve such dispute, controversy or action within a period of [***] from when the dispute, controversy or action is first identified in writing by the Party raising or asserting such dispute, controversy or action, then the matter shall be referred to designated senior executives of the Parties for resolution by the sending of a notice of dispute(s) for executive resolution (a “Notice of Dispute(s) for Executive Resolution”). The designated senior executives shall endeavor to meet in person or by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other, and where such participation by the Parties’ designated senior executives shall constitute presence in person at the meeting, within [***] following transmittal of the Notice of Dispute(s) for Executive Resolution. Each Party shall be entitled to name substitute senior executives upon written notice to the other Party. The foregoing duties may be delegated to the extent the person delegated with such duties is duly authorized to enter into the foregoing resolution without seeking any additional approval within the respective Party.

18.3.3  Except as expressly set forth in Section 18.3.8, if the Parties do not fully settle any dispute, controversy or action referred to the senior executives of the Parties within [***] of it being referred to them, and a Party wishes to pursue the matter, then such dispute, controversy or action that is not an Excluded Action shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to AAA’s Commercial Arbitration Rules then in effect.

18.3.4 The arbitration shall be conducted by a panel of three (3) neutral arbitrators, each of whom shall have significant legal or business experience in the pharmaceutical industry, and none of whom shall be a current or former employee or director, or a current significant shareholder, of either Party or any of their respective Affiliates or sublicensees; and within [***] after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third (3rd) arbitrator within [***] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third (3rd) arbitrator, then on the [***] after the initiation of arbitration, the two (2) Party-selected arbitrators shall make a written request to AAA to appoint a third (3rd) arbitrator. AAA shall appoint such third (3rd) arbitrator within [***] of being notified by the two (2) Party-selected arbitrators. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

18.3.5  Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party has the right to file an early dispositive motion seeking a determination on the issue of whether a material breach has occurred under Section 15.2, and the arbitrators will promptly rule on such motion. The arbitrators’ authority to award punitive or any other type of damages not measured by a Party’s compensatory damages shall be subject to the limitation set forth in Section 14.1. [***]

18.3.6 Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable action based on the dispute, controversy or action would be barred by the applicable statute of limitations in New York.

18.3.7  The term “Excluded Action” means a dispute, controversy or action that concerns (i) the construction, scope, validity, enforceability, inventorship or infringement, misappropriation or other violation of any Intellectual Property Rights; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

18.3.8  Either Party may bring an action in any court of competent jurisdiction to resolve any Excluded Action, and no Excluded Action shall be subject to arbitration pursuant to Sections 18.3.3 or 18.3.4.  Any Excluded Action brought by either Party pursuant to this Section 18.3.8 shall be venued exclusively in the United States District Court for the Southern District of New York (“SDNY”), or if the SDNY does not have the jurisdiction to hear such Excluded Action, in a state court located in New York county, and each Party expressly and irrevocably consents and submits to the jurisdiction of such courts having appropriate jurisdiction in connection with any such legal action.

18.3.9 EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM OR RELATED TO THIS AGREEMENT OR THE BREACH THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT ARISE FROM OR RELATE TO THIS AGREEMENT OR THE BREACH THEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

18.4        Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of Section 3 or Section 11, in each case, is not performed in accordance with its specific terms of this Agreement or is otherwise breached. It is accordingly agreed that either Party shall be entitled to an injunction or injunctions to prevent breaches of Section 3 or Section 11 and to enforce specifically the terms and provisions of such section of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The Parties acknowledge and agree that damages, to the extent incurred by and awarded to, a Party are an appropriate remedy for any breach or violation of any other provision of this Agreement and that the Parties do not intend for any other provision of this Agreement to be specifically enforceable.

18.5        Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of any Governmental Authority or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or any other cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for three hundred sixty-five (365) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

18.6         Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

18.7          Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and Licensee, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership, joint venture, employment, franchise, agency or fiduciary or similar relationship for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

18.8         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

18.9         Notices. All notices, consents, waivers, and other communications required or permitted to be given hereunder shall in all cases be delivered by email (with receipt of such email acknowledged by a non-automated response by the applicable recipient within two (2) Business Days of receipt, or, in the event that receipt is not so acknowledged by the applicable recipient, with delivery by an internationally recognized courier service of a confirmatory hardcopy without undue delay) and shall be deemed given when sent, provided that (a) there is no “bounce back” message and (b) such email is sent on a Business Day prior to 6:00 pm local time of the recipient, and on the next Business Day if sent at any other time, but may, as a second method of delivery, also be delivered (i) by personal delivery or (ii) by an internationally recognized overnight courier service, to the applicable address set forth below, unless another address has been previously specified in writing by such Party in the manner set forth above.

If to Pfizer:

Pfizer Inc.
[***]

If to Licensee:

[***]

If to Roivant:

Roivant Sciences Ltd.
[***]

18.10      Further Assurances. Licensee and Pfizer hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

18.11       No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except for (a) the provisions of Section 13, which shall be for the benefit of the Licensee Indemnitees and the Pfizer Indemnitees, (b) the provisions of Section 18.1, which shall be for the benefit of the Persons contemplated thereby, and (c) this Section 18.11 in respect of the sections set forth under the foregoing clauses (a) and (b).

18.12       Entire Agreement; Confidentiality Agreement.

18.12.1 This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including the CDA. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information (as defined in the CDA) disclosed by Pfizer or its Affiliates pursuant to the CDA shall be considered Pfizer’s Confidential Information and subject to the terms set forth in this Agreement.

18.12.2 In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

18.13     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that execution of this Agreement by industry standard electronic signature software or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

18.14       Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

18.15       Performance by Affiliates. Any obligation of either Party under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at such Party’s sole and exclusive option, by any Affiliate of such Party that it causes to satisfy, meet or fulfill such obligation, in whole or in part, provided that such Party shall remain liable hereunder for the performance by its Affiliates of any such obligations.

18.16     Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature pages to follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PFIZER INC.

By:	[***]

Name:	[***]

Title:	[***]

[Signature Page to License and Collaboration Agreement]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

[***]

By:	[***]

Name:	[***]

Title:	[***]

And solely with respect to Section 11.4:

ROIVANT SCIENCES LTD.

By:	[***]

Name:	[***]

Title:	[***]

[Signature Page to License and Collaboration Agreement]